Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FG Imperii Acquisition Corp.,
as the Purchaser,

FGII Merger Sub I Inc.,
as Merger Sub I,

FGII Merger Sub II LLC,
as Merger Sub II,

and

tZERO Group, Inc.,
as the Company,

Dated as of October 31, 2026

TABLE OF CONTENTS

i

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Company Stockholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Purchaser Certificate of Formation
Exhibit F	Form of Purchaser Bylaws

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 31, 2026 by and among (i) FG Imperii Acquisition Corp., a Cayman Islands exempted company limited by shares, with registration number 425824 (which shall transfer by way of continuation out of the Cayman Islands and domesticate as a Texas corporation prior to the Closing) (the “Purchaser”), (ii) FGII Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub I”), (iii) FGII Merger Sub II LLC, a Texas limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub II”) and (iv) tZERO Group, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub I, Merger Sub II and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.            The Purchaser is a blank check company incorporated as a Cayman Islands exempted company limited by shares and formed to acquire one or more operating businesses through a Business Combination;

B.            At least one (1) Business Day prior to the First Effective Time (as defined below), and subject to receipt of the Required Purchaser Shareholder Approval (as defined below), the Purchaser intends to effect a continuation, whereby the Purchaser shall de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Texas so as to migrate and domesticate as a Texas corporation (the “Continuation”) in accordance with the applicable provisions of the Texas Business Organizations Code (“BOC”) and Part 12 of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”).

C.            At least one (1) Business Day after the completion of the Continuation, or on a later date as agreed by the Parties, and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”) and the BOC, as applicable, the Parties intend to (i) at the First Effective Time, effect the merger of Merger Sub I with and into the Company, with the Company continuing as the Initial Surviving Corporation (as defined below) (the “First Company Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder (as defined below) to receive a number of Closing Payment Shares equal to the Exchange Ratio, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, and (ii) immediately following the First Company Merger, effect the merger of the Initial Surviving Corporation with and into Merger Sub II, which shall be classified as an entity disregarded as separate from the Purchaser for U.S. federal income tax purposes, with Merger Sub II continuing as the Surviving Company (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), as a result of which all of the issued and outstanding capital stock of the Initial Surviving Corporation immediately prior to the Second Effective Time (as defined below) shall no longer be outstanding and shall thereupon be converted into and become one membership interest in the Surviving Company and such membership interest shall constitute the only outstanding equity of the Surviving Company as of immediately following the Second Effective Time.

D.            The board of directors of the Purchaser has (i) approved this Agreement and the transactions contemplated hereby, including the Continuation and the Company Mergers, (ii) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Purchaser and the Purchaser’s shareholders, (iii) determined that this Agreement be submitted to the Purchaser’s shareholders for the adoption and the approval of the transactions contemplated hereby, including the Continuation and the Company Mergers (preceded by the Continuation), and (iv) determined to recommend to the Purchaser’s shareholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including, as applicable, the Continuation and the Company Mergers.

E.            The boards of directors of Merger Sub I, and the Purchaser, as the sole stockholder of Merger Sub I, have each (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, as applicable, the Continuation and the First Company Merger (preceded by the Continuation), (ii) declared that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub I, the Purchaser as the sole stockholder of Merger Sub I, and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the First Company Merger.

F.            The Purchaser, as the sole member of Merger Sub II, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Company Merger (preceded by the Continuation and First Company Merger), (ii) declared that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub II and the Purchaser, as the sole member of Merger Sub II and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the Second Company Merger.

G.            The board of directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Mergers, (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (iii) determined that this Agreement be submitted to the Company’s stockholders for the adoption and the approval of the transactions contemplated hereby, including the Company Mergers, and (iv) determined to recommend to the Company’s stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Company Mergers.

H.            Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement, each Significant Company Holder is entering into and delivering a support agreement, substantially in the form attached hereto as Exhibit A (the “Company Stockholder Support Agreement”), pursuant to which each Significant Company Holder will agree to, among other things, (i) support and to vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Mergers) and (ii) not transfer any of their shares of Company Stock prior to the Closing.

I.            Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement, the Sponsor is entering into and delivering a support agreement, substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed (i) to vote in favor of this Agreement, the Continuation and the Company Mergers at the Purchaser Extraordinary General Meeting, (ii) not to transfer or redeem any Purchaser Ordinary Shares held by the Sponsor, (iii) if necessary, to forfeit the Sponsor Forfeited Equity and (iv) to waive any anti-dilution or similar protection granted under the Insider Letter with respect to such Purchaser Ordinary Shares (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby and thereby), in each case, on the terms and subject to the conditions set forth therein.

J.            At the Closing, the Purchaser and certain stockholders of the Company will enter into a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, such stockholders of the Company have agreed not to sell or transfer any of their respective shares of Purchaser Class A Common Stock, in each case, on the terms and subject to the conditions set forth therein.

K.            Contemporaneously with the execution of this Agreement, Sponsor shall become a party to that certain Note Purchase Agreement pursuant to which the Sponsor agreed to purchase and the Company agreed to issue to Sponsor, a secured convertible promissory note in the principal amount of Two Million Dollars ($2,000,000) (the “Sponsor Convertible Note”) on the terms and subject to the conditions set forth in the Note Purchase Agreement and the Sponsor Convertible Note.

L.            At the Closing, the Purchaser, Sponsor, certain directors and officers of Sponsor, the IPO Underwriters and certain security holders of the Company will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which, among other things, the parties thereto will be granted certain registration rights with respect to their respective shares of Purchaser Class A Common Stock.

M.            For United States federal and applicable state income Tax purposes, it is intended that (i) the Continuation qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Continuation Intended Tax Treatment”), and (ii) the Company Mergers, taken together and in accordance with Revenue Ruling 2001-46, qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Company Mergers Intended Tax Treatment”).

N.            Certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
THE CONTINUATION

Section 1.1           Continuation of the Purchaser.

(a)            Subject to receipt of the Required Purchaser Shareholder Approval (as defined below), at least one (1) Business Day prior to the First Effective Time, the Purchaser shall cause the Continuation to become effective, including by (i) filing with the Texas Secretary of State a certificate of transfer and domestic continuance with respect to the Continuation (the “Certificate of Continuation”), together with the Purchaser Certificate of Formation, in each case, in accordance with the provisions thereof and the applicable provisions of the BOC, (ii) completing and making and procuring all filings required to be made with the Companies Registrar under the Companies Act (the “Cayman Registrar”) in connection with the Continuation, and filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, paying all applicable fees required to be paid and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act, (iii) obtaining a certificate of de-registration from the Cayman Registrar, (iv) causing the Organizational Documents of the Purchaser to become (1) the certificate of formation, substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by the Purchaser and the Company, the “Purchaser Certificate of Formation”), and (2) the bylaws, substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by the Purchaser and the Company, the “Purchaser Bylaws”), and (v) causing the Purchaser’s name to be changed to a name mutually agreed upon by the Purchaser and the Company. The Certificate of Continuation shall provide that at the effective time of the Continuation (“Continuation Effective Time”), by virtue of the Continuation, and without any action on the part of any shareholders of the Purchaser, (A) each then issued and outstanding Purchaser Class A Ordinary Share and Purchaser Class B Ordinary Share respectively will convert automatically, on a one-for-one basis, into a share of Purchaser Class A Common Stock and Purchaser Class B Common Stock, respectively; (B) each then issued and outstanding Purchaser Public Warrant shall convert automatically into a Domesticated Purchaser Public Warrant; (C) each then issued and outstanding Purchaser Public Unit shall convert automatically into a unit of the Purchaser, with each such unit representing one share of Purchaser Class A Common Stock and one-half of one Domesticated Purchaser Public Warrant (a “Domesticated Purchaser Public Unit”); (D) each then issued and outstanding Purchaser Private Warrant shall convert automatically into a Domesticated Purchaser Private Warrant; (E) each then issued and outstanding Purchaser Private Unit shall convert automatically into a unit of the Purchaser, with each such unit representing one share of Purchaser Class A Common Stock and one-half of one Domesticated Purchaser Private Warrant (a “Domesticated Purchaser Private Unit”); (F) each then issued and outstanding Purchaser $15 Private Warrant shall convert automatically into a warrant of the Purchaser, with each such warrant exercisable to purchase one share of Purchaser Class A Common Stock at $15.00 (a “Domesticated Purchaser $15 Private Warrant”); and (G) each then issued and outstanding Purchaser Preference Share shall be cancelled, extinguished and cease to exist.

(b)            For U.S. federal income tax purposes, the Continuation is intended to qualify for the Continuation Intended Tax Treatment. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Continuation, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Continuation for the Continuation Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Continuation has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for any adverse Tax consequences that may result to it if the Continuation is determined not to qualify as a reorganization under Section 368(a) of the Code.

(c)            The plan of continuation as prepared by the Purchaser and agreed by the Company shall constitute a plan of continuance for purposes of the applicable provisions of the BOC and shall include the corporate acts identified therein and any act or transaction contemplated by this Agreement.

ARTICLE II
THE MERGERS

Section 2.1           Merger Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, as consideration for the First Company Merger, the Company Security Holders and the holders of Company Exit Plan Awards collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Class A Common Stock (the “Merger Consideration”) with an aggregate value equal to Three Hundred Twenty-Five Million U.S. Dollars ($325,000,000).

Section 2.2           Company Mergers.

(a)            At the First Effective Time, which shall be at least one (1) Business Day after the completion of the Continuation, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub I and the Company shall consummate the First Company Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of the Purchaser. The Company, as the surviving corporation after the First Company Merger, is hereinafter sometimes referred to as the “Initial Surviving Corporation” (provided, that references to the Company for periods after the First Effective Time shall include the Initial Surviving Corporation).

(b)            Immediately following the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and BOC, as applicable, the Initial Surviving Corporation and Merger Sub II shall consummate the Second Company Merger, pursuant to which the Initial Surviving Corporation shall be merged with and into Merger Sub II, following which the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity and a wholly-owned subsidiary of the Purchaser. Merger Sub II, as the surviving entity after the Second Company Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Merger Sub II for periods after the Second Effective Time shall include the Surviving Company).

Section 2.3             Effective Times.

(a)            Subject to and upon the terms and conditions of this Agreement, at the First Effective Time, the Parties hereto shall cause the First Company Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware and make such other filings or recordings, in each case in accordance with the relevant provisions of the DGCL in connection with the First Company Merger (the time of such filing, or such later time as may be specified in the First Certificate of Merger, being the “First Effective Time”).

(b)            Subject to and upon the terms and conditions of this Agreement, immediately following the First Effective Time, the Parties hereto shall cause the Second Company Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Texas and make such other filings or recordings, in each case in accordance with the relevant provisions of the DGCL and BOC, as applicable, in connection with the Second Company Merger (the time of such filing, or such later time as may be specified in the Second Certificate of Merger, the “Second Effective Time”).

Section 2.4              Effect of the Company Mergers.

(a)            At the First Effective Time, the effect of the First Company Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub I and the Company shall vest in the Initial Surviving Corporation, and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub I will be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation.

(b)            At the Second Effective Time, the effect of the Second Company Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and BOC, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation and Merger Sub II shall vest in the Surviving Company, and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation and Merger Sub II will be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company.

Section 2.5           Tax Treatment of the Company Mergers. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, (ii) agree to file and retain such information with respect to the Company Mergers as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns with respect to the Company Mergers on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledges and agrees that each such party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result to it if the Company Mergers are determined not to qualify for the Company Mergers Intended Tax Treatment.

Section 2.6           Governing Documents Relating to the Company Mergers.

(a)            At the First Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the First Effective Time shall be the certificate of incorporation and bylaws of the Initial Surviving Corporation, in each case, until thereafter amended or restated as provided therein and in accordance with the applicable provisions of the DGCL.

(b)            At the Second Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter supplemented or amended in accordance with the applicable provisions of the BOC and the limited liability company agreement of the Surviving Company.

Section 2.7           Directors and Officers Relating to the Company Mergers. The Parties shall take all requisite actions such that, from and after the Second Effective Time, the board of directors and executive officers of the Company as of immediately prior to the First Effective Time shall be the board of managers and executive officers of the Surviving Company, each to hold office in accordance with the BOC, and the Surviving Company’s Organizational Documents, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Section 2.8           Conversion of Company Stock.

(a)            At the First Effective Time, by virtue of the First Company Merger and without any action on the part of the Purchaser, Merger Sub I, Merger Sub II, the Company or the Company Security Holders, (i) each share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be converted into shares of Company Common Stock pursuant to the Company’s Organizational Documents as in effect immediately prior to the First Effective Time and (ii) each share of Company Common Stock (excluding any shares of Company Common Stock issued or issuable pursuant to any Financing) issued and outstanding immediately prior to the First Effective Time (including the shares of Company Common Stock issued upon (A) the Company RSU Termination (as defined below), (B) the conversion of any Company Convertible Notes in accordance with the terms therein, and (C) conversion of the Company Preferred Stock pursuant to subclause (i) of this Section 2.8(a), but not including Dissenting Shares or shares to be canceled in accordance with Section 2.11) shall be canceled and automatically converted into the right to receive, without interest, (1) a number of the Closing Payment Shares equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (2) Per Share Earn-out Consideration. The portion of the Closing Payment Shares allocated to each Company Security Holder in accordance with Section 2.14(d) is herein referred to as the “Applicable Merger Consideration”. For avoidance of any doubt, following the First Effective Time, each Company Security Holder will cease to have any rights with respect to the Company Stock, except for the right to receive the Applicable Merger Consideration and such Company Security Holder’s portion of the Company Earn-out Shares allocated in accordance with Section 2.14(d), if any, on the terms set forth in Section 2.14.

(b)            At the Second Effective Time, by virtue of the Second Company Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid membership interest of the Surviving Company and such membership interest shall constitute the only outstanding membership interest of the Surviving Company.

Section 2.9           Treatment of Company RSUs and Company Exit Incentive Plan Awards.

(a)            Company RSUs. At the First Effective Time, automatically and without any action on the part of the holder thereof, each Company RSU that is issued and outstanding and unexpired immediately prior to the First Effective Time shall, in accordance with such Company RSU’s underlying award agreement, be accelerated and fully vested and converted into and represent the right to receive the Per Share Merger Consideration in accordance with Section 2.8(a) and the Per Share Earn-out Consideration, if any, on the terms set forth in Section 2.15, and immediately thereafter all such Company RSUs shall automatically be cancelled and shall cease to exist (the “Company RSU Termination”) and the holders of Company RSUs immediately prior to the Company RSU Termination shall cease to have any rights with respect to such Company RSUs except as provided herein.

(b)            Company Exit Incentive Plan Awards. At the First Effective Time, automatically and without any action on the part of the holder thereof, the vesting of each Company Exit Plan Award that is issued and outstanding immediately prior to the First Effective Time shall be accelerated in full, and each such Company Exit Plan Award shall be converted into and represent the right to receive the Company Exit Plan Shares allocated to it in accordance with Section 2.14(d), and immediately thereafter all such Company Exit Plan Awards shall automatically be cancelled and shall cease to exist (the “Company Exit Plan Award Termination”) and the holders of Company Exit Plan Awards immediately prior to the Company Exit Plan Award Termination shall cease to have any rights with respect to such Company Exit Plan Awards except as provided herein.

Section 2.10           Treatment of Company Convertible Notes. Unless otherwise converted immediately prior to the First Effective Time pursuant to the election by the holder of such respective Company Convertible Note, at the First Effective Time, automatically and without any action on the part of the holder thereof, each Company Convertible Note that is issued and outstanding immediately prior to the First Effective Time shall be assumed by the Purchaser and shall thereupon be converted into a convertible note of Purchaser (each, an “Assumed Note”). Accordingly, from and after the First Effective Time: (i) Purchaser shall be bound by and shall perform all of the payment and other obligations of the Company under each Assumed Note, and the outstanding principal amount of, and accrued and unpaid interest on, each Assumed Note shall continue to accrue and become due and payable in accordance with its terms; (ii) each reference in an Assumed Note to the “Company” shall be deemed to refer to the Purchaser, each reference to the Company’s “common stock,” shall be deemed to refer to Purchaser Class A Common Stock, and each other reference to the equity or securities of the Company shall be deemed to refer to the equivalent equity or securities of Purchaser; (iii) each reference in an Assumed Note to the “Company” (including any reference to the Company’s board of directors, valuation or other attributes of the Company) shall be deemed to refer to Purchaser (or the corresponding board of directors, valuation or other attributes of Purchaser), mutatis mutandis; and (iv) except as otherwise provided in this Section 2.10, each Assumed Note shall continue to be subject to the same terms and conditions as applied to the corresponding Company Convertible Note immediately prior to the First Effective Time, other than any terms rendered inoperative by reason of the transactions contemplated hereby and such immaterial administrative or ministerial changes as the Post-Closing Purchaser Board may determine in good faith are necessary or appropriate to effectuate the administration of the Assumed Notes.

Section 2.11           Treasury Stock. At the First Effective Time, if there is any Company Stock owned by the Company as treasury shares or any Company Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the First Effective Time, such shares of Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

Section 2.12           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the First Effective Time and held by a Company Stockholder who has not voted in favor of the Company Mergers or consented thereto in writing or by electronic transmission and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL (any Company Stockholder who exercises such right, a “Dissenting Stockholder”). At the First Effective Time: (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist; and (ii) each holder or owner of Dissenting Shares, in respect of such Dissenting Shares, shall be entitled only to such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then, the right of such Company Stockholder shall be as specified in the DGCL. The Company shall give the Purchaser notice of any demands received by the Company for appraisal of shares of Company Stock, purported withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares.

Section 2.13           Rights Cease to Exist. As of the First Effective Time, all shares of Company Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.

Section 2.14           Consideration Spreadsheet.

(a)            At least five (5) Business Days prior to the Closing, the Company shall deliver to the Purchaser a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the First Effective Time:

(i)            the name and address of record of each holder of Company Securities and each holder of Company Exit Plan Awards, the number and class, type or series of Company Stock held by each or underlying each Company Convertible Security, and the number of points underlying each Company Exit Plan Award;

(ii)            detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)            the Closing Payment Shares;

(B)            the Company Exit Plan Shares, and the number of Company Exit Plan Shares allocable to each holder of Company Exit Plan Awards;

(C)            the Fully-Diluted Shares;

(D)            the Exchange Ratio;

(E)            the Applicable Merger Consideration for each Company Security Holder;

(F)            the allocation of the First Earn-out Target Shares and the Second Earn-out Target Shares among the Company Earn-out Recipients in accordance with Section 2.14(d), and any portion of the Closing Share Consideration or the Company Earn-out Shares to be held back pursuant to Section 2.14(d), together with the terms of its release or reallocation; and

(G)            any other determination or calculation reasonably called for by the Purchaser.

(b)            The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by the Purchaser, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The Parties agree that the Purchaser shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under Article II.

(c)            Subject to applicable Law and Company obligations under applicable RSU agreements or exit plan award agreements, a portion of the Applicable Merger Consideration (and any Company Earn-out Shares) attributable to a Company RSU, or a portion of the Company Exit Plan Shares attributable to a Company Exit Plan Award, in each case that was issued, outstanding and unexpired as of immediately prior to the First Effective Time, may be withheld and sold, with the proceeds used to satisfy Tax withholding obligations in connection with such Company RSUs or Company Exit Plan Awards.

(d)            Notwithstanding anything to the contrary in this Agreement, the Closing Share Consideration and the Company Earn-out Shares (if, as and when earned) shall be allocated among the Company Security Holders (other than holders of Assumed Notes) and the holders of Company Exit Plan Awards, and any portion may be held back and later released or reallocated, in each case as set forth in the Closing Consideration Spreadsheet. The Company shall prepare the Closing Consideration Spreadsheet in accordance with the Company’s Organizational Documents, the Company Equity Incentive Plan, the Company Exit Incentive Plan, the Company Convertible Notes and any other agreements governing the Company Securities, and the determinations of the Company’s board of directors. Any portion of the Closing Share Consideration held back pursuant to this Section 2.14(d) shall be issued at the Closing and held by the Exchange Agent in a segregated account, and shall be released or reallocated as set forth in the Closing Consideration Spreadsheet or in written instructions delivered to the Exchange Agent by the Company prior to the Closing (or, following the Closing, by the Purchaser), and none of the Purchaser, the Surviving Company or the Exchange Agent shall have any liability to any Person for any release or reallocation made in accordance therewith. In no event shall the aggregate number of shares of Purchaser Class A Common Stock issuable under this Agreement exceed the sum of the Closing Share Consideration and the Company Earn-out Shares.

Section 2.15           Escrow; Earnout.

(a)            At or prior to the Closing Date, the Purchaser, the Company and the Exchange Agent (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (“Escrow Agent”), shall enter into an Escrow Agreement, effective as of the First Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue on the Closing Date to the Escrow Agent an aggregate amount of 2,500,000 shares of Purchaser Class A Common Stock (the “Company Earn-out Shares”), free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in this Agreement, the Ancillary Documents or the Escrow Agreement, to be held, along with any other dividends, distributions or other income on the Company Earn-out Shares, in a segregated escrow account (the “Escrow Account”) pursuant to the Escrow Agreement and shall not be disbursed therefrom until they are earned in accordance with this Section 2.15 and the Escrow Agreement; provided, however, that to the extent the First Earn-out Target has been achieved prior to the Closing, any Company Earn-out Shares corresponding to such achieved First Earn-out Target shall be issued on the Closing Date directly to the Company Earn-out Recipients in accordance with their respective allocations set forth in the Closing Consideration Spreadsheet pursuant to Section 2.14(d), and shall not be deposited into the Escrow Account. The Company Earn-out Shares shall be allocated among and transferred to the Persons who received Closing Share Consideration pursuant to this Agreement (the “Company Earn-out Recipients”).

(b)            The Company Earn-out Shares shall be earned upon the achievement of the following milestones as follows:

(i)            an aggregate of 1,250,000 shares of Purchaser Class A Common Stock (the “First Earn-out Target Shares”) upon the earlier of the (A) approval by the CFTC of the Company’s pending DCM and DCO Applications, or commercial launch of regulated crypto derivatives or event-contract trading by its CFTC-registered Introducing Broker, or (B) execution of a qualifying license, collaboration or partnership agreement covering the Company’s derivatives or clearing platform (the “First Earn-out Target”); and

(ii)            an aggregate of 1,250,000 shares of Purchaser Class A Common Stock (the “Second Earn-out Target Shares”) upon the Company achieving positive aggregate Adjusted EBITDA for two (2) separate periods of three (3) consecutive calendar months during the twelve (12)-month period immediately following the Closing (for the avoidance of doubt, determined on a cumulative basis for each such three-month period taken as a whole, and not requiring that Adjusted EBITDA be positive for each individual calendar month within such period), as determined by the Company in good faith and calculated in accordance with the Company’s historical accounting methods consistently applied (the “Second Earn-out Target”).

(c)            The Company Earn-out Shares shall be disbursed from the Escrow Account within five (5) Business Days after the satisfaction of the requirements as set forth in Section 2.15(b). The achievement thresholds set forth in Section 2.15(b) are intended to be cumulative.

(d)            All shares and per share amounts in this Section 2.15 shall be appropriately adjusted to reflect splits, combinations, recapitalizations, subdivisions, share dividends and similar events relating to the Purchaser Class A Common Stock occurring subsequent to the date hereof, including to account for any equity securities into which such shares are exchanged or converted.

(e)            No certificates or scrip or shares representing fractional shares of Purchaser Class A Common Stock shall be issued in respect of Company Earn-out Shares to any Company Earn-out Recipients and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Purchaser or a holder of shares of Purchaser Class A Common Stock. In lieu of any fractional share of Purchaser Class A Common Stock to which any Persons would otherwise be entitled in respect of the Company Earn-out Shares (after aggregating all fractional shares of Purchaser Class A Common Stock that otherwise would be received by such Person), the Exchange Agent shall round down to the nearest whole share of Purchaser Class A Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(f)            If the First Earn-out Target and/or the Second Earn-out Target, as applicable, is not satisfied during the applicable Earn-out Period, the Escrow Agent’s obligation to issue Company Earn-out Shares pursuant to Section 2.15(b)(i) and/or Section 2.15(b)(ii) will terminate and no longer apply, and any Company Earn-out Shares (together with any dividends, distributions or other income thereon) that have not been earned and released from the Escrow Account by the end of the applicable Earn-out Period shall be returned by the Escrow Agent to the Purchaser within five (5) Business Days thereafter, and the Purchaser shall cancel such Company Earn-out Shares, following which no Company Earn-out Recipient or other Person shall have any further right to such Company Earn-out Shares.

(g)            Notwithstanding anything to the contrary in this Agreement, in the event that, between the Closing Date and the end of the Earn-out Period, the Purchaser consummates a merger, consolidation, business combination, tender offer, reorganization, recapitalization, sale of substantially all of its assets, or other transaction or series of related transactions pursuant to which (i) the counterparty to such transaction or series of related transactions (other than the Purchaser or any of its Subsidiaries), together with its Affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of all interests of the Purchaser, and (ii) the holders of Purchaser Class A Common Stock have the right to receive cash or securities in exchange for their shares of Purchaser Class A Common Stock (a “Change of Control Transaction”), then immediately prior to the consummation of such Change of Control Transaction, all Company Earn-out Shares that have not yet been earned and disbursed as of such date shall be deemed earned, and shall be released from the Escrow Account and disbursed to the Company Earn-out Recipients in accordance with the Closing Consideration Spreadsheet, and the Company Earn-out Recipients shall be eligible to participate in such Change of Control Transaction.

(h)            The number of Company Earn-out Shares to be issued upon the occurrence of the First Earn-out Target or the Second Earn-out Target shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the Purchaser Class A Common Stock occurring during the Earn-out Period. Stock dividends shall include any dividend or distribution of securities convertible into Purchaser Class A Common Stock.

(i)            Any payments, other than payments attributable to Company RSUs or Company Exit Plan Awards or representing interest or payments attributable to cash or property distributions made in respect of the Company Earn-out Shares while held in the Escrow Account, made pursuant to Section 2.15 shall be treated by the Parties as an adjustment to the purchase price pursuant to the “plan of reorganization” without recognition of gain or loss for all Tax purposes, and shall be reported consistently by the parties on all Tax Returns, except as otherwise required by applicable Law.

Section 2.16           Surrender of Company Stock and Disbursement of Merger Consideration.

(a)            Prior to the First Effective Time, the Purchaser shall appoint the Purchaser’s transfer agent, Odyssey Transfer and Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Closing Share Consideration. At or prior to the First Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Closing Share Consideration. At or prior to the First Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Security Holder a letter of transmittal, in form and substance satisfactory to the Purchaser and the Company (the “Letter of Transmittal”), for use in such exchange (which shall specify that the delivery of any share of Company Stock in respect of any portion of the Closing Payment Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent for use in such exchange).

(b)            Each Company Security Holder shall be entitled to receive the Per Share Merger Consideration in respect of each share of Company Securities tendered for exchange as soon as reasonably practicable after the First Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal; and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser.

(c)            If any portion of the Closing Payment Shares is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the First Effective Time, (ii) the recipient of such portion of the Closing Payment Shares, or the Person in whose name such portion of the Closing Payment Shares is delivered or issued, shall have already executed and delivered, the Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the First Effective Time, there shall be no further registration of transfers of Company Stock. If, after the First Effective Time, the Transmittal Documents are presented to the Initial Surviving Corporation, the Surviving Company or the Exchange Agent, the Company Stock shall be canceled and exchanged for the applicable portion of the Applicable Merger Consideration provided for, and in accordance with the procedures set forth in this Section 2.16. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Class A Common Stock with a record date after the First Effective Time will be paid to the holders of any Company Stock that has not yet been surrendered with respect to Purchaser Class A Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall provide the Transmittal Documents. Subject to applicable Law, following delivery of the Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, evidence representing Purchaser Class A Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such Purchaser Class A Common Stock.

(e)            Any portion of the Closing Share Consideration made available to the Exchange Agent pursuant to Section 2.16(a) that remains unclaimed by Company Security Holders four (4) years after the First Effective Time shall be returned to the Purchaser, upon demand, and any such Company Security Holder who has not exchanged its Company Stock for the applicable portion of the Closing Payment Shares in accordance with this Section 2.16 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Closing Payment Shares in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Purchaser, Initial Surviving Corporation, the Surviving Company, nor any Party hereto shall be liable to any Person for any amount of Closing Share Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Closing Share Consideration remaining unclaimed by any Company Security Holder immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

(f)            Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Class A Common Stock will be issued by virtue of the First Company Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Class A Common Stock (after aggregating all fractional shares of Purchaser Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Class A Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Class A Common Stock.

(g)            Subject to Section 2.14(c) and Section 2.14(d), the Company Exit Plan Shares allocated to each holder of Company Exit Plan Awards in accordance with Section 2.14(d) (other than any portion thereof held back) shall be delivered by the Exchange Agent to such holder as soon as reasonably practicable after the First Effective Time, without any requirement to deliver a Letter of Transmittal, but subject to such holder’s delivery of any acknowledgment or other documents required under the Company Exit Incentive Plan.

Section 2.17           Effect of Company Mergers on the Purchaser, Merger Sub I and Merger Sub II.

(a)            Following the Continuation but immediately prior to the First Effective Time and without any action on the part of any person, (i) each Domesticated Purchaser Public Unit shall separate automatically into one share of Purchaser Class A Common Stock and one-half of one Domesticated Purchaser Public Warrant, (ii) each Domesticated Purchaser Private Unit shall separate automatically into one share of Purchaser Class A Common Stock and one-half of one Domesticated Purchaser Private Warrant, and (iii) each of the then issued and outstanding shares of Purchaser Class B Common Stock will convert automatically, on a one-for-one basis, into a share of Purchaser Class A Common Stock.

(b)            At the First Effective Time, by virtue of the First Company Merger and without any action on the part of any Party or the holders of any Company Stock or the holders of any shares of capital stock of the Purchaser, or Merger Sub I, each share of Merger Sub I Common Stock outstanding immediately prior to the First Effective Time shall be converted into an equal number of shares of common stock of the Initial Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation.

(c)            At the Second Effective Time, by virtue of the Second Company Merger and without any action on the part of any Party, all limited liability company interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into an equal number of limited liability company interests of the Surviving Company, which shall constitute 100% of the outstanding equity of the Surviving Company, all of which shall be owned by the Purchaser, which shall continue as the sole member of the Surviving Company, and the Surviving Company shall be classified as an entity disregarded as separate from the Purchaser for U.S. federal income tax purposes.

Section 2.18           Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock, Purchaser Ordinary Shares or Purchaser Common Stock shall have been changed into a different number of units or shares or a different class or series, by reason of any stock dividend, conversion, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares or units, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock, Purchaser Ordinary Shares or Purchaser Common Stock will be appropriately adjusted to provide to the Company Stockholders or the Purchaser’s shareholders the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.18 shall not be construed to permit the Purchaser, the Company, Merger Sub I or Merger Sub II to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 2.19           Taking of Necessary Action; Further Action.

(a)            If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Initial Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors of the Company and Merger Sub I are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b)            If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Initial Surviving Corporation and Merger Sub II, the officers and directors of the Initial Surviving Corporation and Merger Sub II are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.20           Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement, such amounts that any such Parties are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code, Treasury Regulations, or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and are remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. The Parties shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE III
CLOSING

Section 3.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Continuation shall take place no later than the first (1st) Business Day after all the closing conditions to this Agreement have been satisfied or waived, or at such other date as the Purchaser and the Company may agree. The Company Mergers shall take place on the first (1st) Business Day after the completion of the Continuation and in no event later than the second (2nd) Business Day after all the closing conditions to this Agreement have been satisfied or waived, or at such later date as the Purchaser and the Company may agree. The consummation of the remaining transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, counsel to the Purchaser, 345 Park Avenue, New York, NY 10154, or by exchange of signature pages by email or other electronic transmission on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, MERGER SUB I AND MERGER SUB II

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article IV to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date hereof (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the SEC Reports (x) shall not be deemed disclosed for purposes of Section 4.5 and (y) shall be deemed to be disclosed in a section of the Purchaser Disclosure Schedules only to the extent that it is readily apparent from a reading of such SEC Reports that it is applicable to such section of the Purchaser Disclosure Schedules, each of the Purchaser, Merger Sub I and Merger Sub II represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

Section 4.1           Organization and Standing. On the date hereof, (i) the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, (ii) Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (iii) Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Each of the Purchaser, Merger Sub I and Merger Sub II has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. Each of the Purchaser, Merger Sub I and Merger Sub II is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its, the Purchaser’s, Merger Sub I’s and Merger Sub II’s Organizational Documents, as currently in effect. None of the Purchaser, Merger Sub I nor Merger Sub II is in violation of any provision of its respective Organizational Documents in any material respect, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

Section 4.2           Authorization; Binding Agreement.

(a)            The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and (b) other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held or otherwise by unanimous written resolutions (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Continuation and the Company Mergers (preceded by the Continuation), (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Purchaser and the Purchaser’s shareholders, (iii) determined that this Agreement be submitted to the Purchaser’s shareholders for the adoption and the approval of the transactions contemplated hereby, including the Continuation and the Company Mergers (preceded by the Continuation) and (iv) determined to recommend to the Purchaser’s shareholders the adoption of this Agreement.

(b)            Merger Sub I has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The Purchaser, as the sole stockholder of Merger Sub I, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub I and the consummation of the First Company Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub I is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Merger Sub I and, other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of Merger Sub I are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub I is a party shall be when delivered, duly and validly executed and delivered by Merger Sub I and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub I, enforceable against Merger Sub I in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The board of directors of Merger Sub I and the Purchaser, as the sole stockholder of Merger Sub I, have each, by resolutions duly adopted by written consent (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the First Company Merger, (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interest of Merger Sub I and the Purchaser, as the sole stockholder of Merger Sub I, and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the First Company Merger.

(c)            Merger Sub II has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The Purchaser, as the sole member of Merger Sub II, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub II and the consummation of the Second Company Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub II is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the sole member of Merger Sub II and (b) other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of Merger Sub II are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub II is a party shall be when delivered, duly and validly executed and delivered by Merger Sub II and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub II, enforceable against Merger Sub II in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The Purchaser, as the sole member of Merger Sub II, by resolutions duly adopted by written consent (i) approved this Agreement and the transactions contemplated hereby, including the Second Company Merger (preceded by the First Company Merger), (ii) determined that this Agreement and the transactions contemplated hereby are fair, advisable and in the best interests of Merger Sub II and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the Second Company Merger.

Section 4.3           Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of any of the Purchaser, Merger Sub I and Merger Sub II is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser, Merger Sub I or Merger Sub II of this Agreement and each Ancillary Document to which it is a party or the consummation by each of the Purchaser, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) such filings, applications, notices and Consents as are expressly contemplated by this Agreement, (c) any filings required with Nasdaq, the NYSE, the NYSE American or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other items that the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

Section 4.4           Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by each of the Purchaser, Merger Sub I and Merger Sub II of this Agreement and each Ancillary Document to which each of the Purchaser, Merger Sub I or Merger Sub II is a party, and, upon receipt of the Required Purchaser Shareholder Approval, the consummation by each of the Purchaser, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby, and compliance by the Purchaser, Merger Sub I and Merger Sub II with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s, Merger Sub I’s or Merger Sub II’s Organizational Documents, (b) subject to the receipt of the filing and recordation of appropriate merger documents as required by the DGCL or the BOC, as applicable, and obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub I, Merger Sub II, or any of their respective material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser, Merger Sub I or Merger Sub II under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the material properties or assets of the Purchaser, Merger Sub I or Merger Sub II under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for, in the case of the foregoing clauses (a), (b) or (c), as have not been and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

Section 4.5           Capitalization.

(a)            As of the date hereof, the authorized share capital of Purchaser is $50,000 divided into (i) 479,000,000 Purchaser Class A Ordinary Shares, (ii) 20,000,000 Purchaser Class B Ordinary Shares and (iii) 1,000,000 Purchaser Preference Shares of which (A) 23,252,500 Purchaser Class A Ordinary Shares are issued and outstanding (inclusive of Purchaser Class A Ordinary Shares included in any outstanding Purchaser Public Units or Purchaser Private Units) as of the date hereof, (B) 5,687,500 Purchaser Class B Ordinary Shares are issued and outstanding as of the date hereof and (C) no Purchaser Preference Shares are issued and outstanding as of the date hereof. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Purchaser Memorandum and Articles or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)            As of the date hereof, Merger Sub I is authorized to issue 100 shares of Merger Sub I Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by the Purchaser and Merger Sub I has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub I Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Purchaser has any rights with respect to such equity securities of Merger Sub I and no such rights will arise by virtue of or in connection with the First Company Merger and the other transactions contemplated by this Agreement.

(c)            As of the date hereof, all of the membership interests of Merger Sub II are beneficially held (and held of record), directly or indirectly, by Purchaser and Merger Sub II has no other authorized, issued or outstanding membership interests. All of the issued and outstanding membership interests of Merger Sub II have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Purchaser has any rights to such equity securities of Merger Sub II and no such rights will arise by virtue of or in connection with the Second Company Merger and the other transactions contemplated by this Agreement.

(d)            Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub I and Merger Sub II, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(e)            Except as disclosed in the SEC Reports, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares or membership interests, as applicable, of the Purchaser, Merger Sub I or Merger Sub II or (B) obligating the Purchaser, Merger Sub I or Merger Sub II to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares or membership interests, as applicable, or (C) obligating the Purchaser, Merger Sub I or Merger Sub II to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares or membership interests, as applicable. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser, Merger Sub I or Merger Sub II to repurchase, redeem or otherwise acquire any shares or membership interests, as applicable, of the Purchaser, Merger Sub I or Merger Sub II or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as expressly contemplated by this Agreement or as disclosed in the SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser, Merger Sub I or Merger Sub II is a party with respect to the voting of any shares or membership interests, as applicable, of the Purchaser, Merger Sub I or Merger Sub II.

(f)            All Indebtedness of the Purchaser, Merger Sub I or Merger Sub II as of the date of this Agreement is disclosed in the SEC Reports. No Indebtedness of the Purchaser, Merger Sub I or Merger Sub II contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, Merger Sub I or Merger Sub II or (iii) the ability of the Purchaser, Merger Sub I or Merger Sub II to grant any Lien on its properties or assets.

(g)            Since the date of formation of the Purchaser, Merger Sub I or Merger Sub II, and except as contemplated by this Agreement, none of the Purchaser, Merger Sub I or Merger Sub II has declared or paid any distribution or dividend in respect of its shares or membership interests, as applicable, and has not repurchased, redeemed or otherwise acquired any of its shares or membership interests, as applicable, and each of its board of directors or sole member, as applicable, has not authorized any of the foregoing.

Section 4.6           SEC Filings and Purchaser Financials.

(a)            The Purchaser, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Purchaser subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) complied in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseding filing) (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. Each director and executive officer of the Purchaser has filed with the SEC all statements required with respect to the Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) the Purchaser is in compliance with all the applicable corporate governance rules of Nasdaq.

(b)            Since the latest Purchaser Financials, there have been no material changes in the accounting policies of the Purchaser (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectable accounts receivable or excess or obsolete inventory) that would be required to be disclosed in the Purchaser’s financial statements in accordance with GAAP consistently applied and no revaluation of the Purchaser’s assets.

(c)            The Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and all such material information is accumulated and communicated to the Purchaser’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act.

(d)            There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser.

(e)            The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(f)            Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials.

Section 4.7           Absence of Certain Changes. Since January 20, 2026, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on the Purchaser, (b) each Purchaser Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and (c) no Purchaser Company has taken any action that would constitute a violation of any of the covenants set forth in Section 6.3(b) if such action were taken after the date hereof without the consent of the Purchaser.

Section 4.8           Compliance with Laws. Each Purchaser Company is, and since its organization, incorporation, or formation, as applicable, has been, in compliance in all material respects with all Laws applicable to it and the conduct of its business, and none of the Purchaser, Merger Sub I or Merger Sub II has received written notice alleging any violation of applicable Law in any material respect. None of the Purchaser, Merger Sub I or Merger Sub II is under investigation with respect to any violation or alleged violation of any Law or Order entered by any Governmental Authority, and no Purchaser Company has previously received any subpoenas from any Governmental Authority.

Section 4.9           Actions; Orders. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which any Purchaser Company is subject, or that affects their respective assets or properties, which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no Action that any Purchaser Company has pending against any other Person. No Purchaser Company, nor any of its respective assets or properties, is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. None of the Purchaser, Merger Sub I or Merger Sub II are party to any material settlement or similar agreement regarding any of the matters set forth in this Section 4.9 that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Purchaser, Merger Sub I and Merger Sub II. There is no Action pending or, to the Purchaser’s Knowledge, threatened by any Regulatory Authority against any Purchaser Company or the Sponsor that would reasonably be expected to prevent or materially delay FINRA’s approval of any Transaction CMA or any required state filing or approval. There is no Action pending or, to the Purchaser’s Knowledge, threatened by any Regulatory Authority against any other proposed control person of a Broker-Dealer Subsidiary that would reasonably be expected to prevent or materially delay FINRA’s approval of any Transaction CMA or any required state filing or approval.

Section 4.10           Taxes and Returns.

(a)            Each Purchaser Company has or will have timely filed, or caused to be timely filed, all federal, state, local, and foreign income Tax Returns and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Each Purchaser Company has complied in all material respects with all applicable Laws relating to material Taxes for which the applicable statute of limitations has not expired.

(b)            No Purchaser Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, Actions, audits, examinations, investigations or other proceedings pending against any Purchaser Company in respect of any Taxes, and no Purchaser Company has been notified in writing of any proposed Tax claims or assessments against it.

(c)            There are no Liens with respect to any Taxes upon any Purchaser Company’s assets, other than Permitted Liens.

(d)            Each Purchaser Company has collected or withheld all material Taxes required to be collected or withheld by it, and all such Taxes have been timely paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(e)            No Purchaser Company has made any change in any accounting method since its formation (except as required by Law). No Purchaser Company has received a ruling from, or signed an agreement with, any Governmental Authority relating to Taxes that will be binding on a Purchaser Company with respect to any period following the Closing Date.

(f)            No Purchaser Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of income Taxes or any other Taxes. There are no outstanding requests by any Purchaser Company for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(g)            There is no Action currently pending or, to the Knowledge of a Purchaser Company, threatened against any Purchaser Company by a Governmental Authority in a jurisdiction where a Purchaser Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)            No Purchaser Company has engaged in any “listed transaction” or has failed to disclose a “reportable transaction,” in each case as defined in U.S. Treasury Regulation Section 1.6011-4(b).

(i)            No Purchaser Company has any Liability for the Taxes of another Person (other than another Purchaser Company) that is not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Purchaser Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on a Purchaser Company with respect to any period following the Closing Date.

(j)            No Purchaser Company has requested, or is the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)            No Purchaser Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Purchaser is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Purchaser is or was the common parent corporation, or (C) has Liability for the Taxes of another Person (other than a Purchaser Company that was part of an affiliated group of which the Purchaser is or was the common parent corporation) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract, (iii) is, or is a shareholder of, a “controlled foreign corporation” as defined in Section 957 of the Code.

(l)            No Purchaser Company will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Purchaser Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Purchaser Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(m)            The Purchaser is and has been treated as a C corporation for U.S. federal income Tax purposes since the date of its formation. Merger Sub I is and has been treated as a C corporation for U.S. federal income Tax purposes since the date of its formation. All of the equity interests (as determined for U.S. federal income Tax purposes) in Merger Sub I are directly owned by Purchaser. Merger Sub I was formed for purposes of effectuating the First Company Merger and has conducted no business and held no assets other than in connection with such. Merger Sub II is and has been treated as an entity whose separate existence from Purchaser is disregarded for U.S. federal income Tax purposes under United States Treasury Regulations Section 301.7701-3(b). All of the equity interests (as determined for U.S. federal income Tax purposes) of Merger Sub II are directly owned by Purchaser. Merger Sub II was formed for purposes of effectuating the Second Company Merger and has conducted no business and held no assets other than in connection with such. No election has been made to change the U.S. federal income Tax classification of any Purchaser Company.

(n)            The unpaid Taxes of the Purchaser Companies (i) did not, as of the most recent fiscal month-end, materially exceed the reserve for Tax liability (rather than reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements of the Purchaser Companies and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the custom and practice of the Purchaser Companies in filing Tax Returns.

(o)            Each Purchaser Company has, with the advice of U.S. tax counsel, considered the qualification of the Continuation for the Continuation Intended Tax Treatment and, after such consideration, to the Knowledge of the Purchaser Companies, there are no facts and circumstances that would reasonably be expected to prevent the Continuation from qualifying for the Continuation Intended Tax Treatment.

Section 4.11           Material Contracts.

(a)            Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Purchaser is a party (each, a “Purchaser Material Contract”) is an exhibit to the SEC Reports.

(b)            With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arm’s length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

Section 4.12           Properties. None of the Purchaser, Merger Sub I or Merger Sub II owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Except as disclosed in the SEC Reports, none of the Purchaser, Merger Sub I or Merger Sub II owns or leases any material real property or material Personal Property.

Section 4.13           Transactions with Affiliates. Schedule 4.13 sets forth the true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof (each, a “Purchaser Affiliate Agreement”).

Section 4.14           Business Activities.

(a)            Since its incorporation, the Purchaser has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement or the Ancillary Documents, there is no Contract binding upon any Purchaser Company or to which any Purchaser Company is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)            None of Merger Sub I and Merger Sub II has engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, each of the Merger Sub I and Merger Sub II is not party to or bound by any Contract.

Section 4.15           Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16           Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

Section 4.17           Insurance. Schedule 4.17 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its Subsidiaries, businesses, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or its Subsidiaries.

Section 4.18           Ownership of Stockholder Merger Consideration. All shares of Purchaser Class A Common Stock to be issued and delivered to the Company Security Holders as Merger Consideration in accordance with Section 2.8 shall be, upon issuance and delivery of such Purchaser Class A Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreements and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Class A Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 4.19           Certain Business Practices.

(a)            None of the Purchaser, Merger Sub I, Merger Sub II or, to the Knowledge of the Purchaser, any Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or (iii) otherwise, directly or indirectly, made, offered, received, authorized, promised or paid any unlawful payment, gift or similar benefit under any Anti-Corruption Law. Each of the Purchaser, Merger Sub I, Merger Sub II is, and since its organization, incorporation, or formation, as applicable, has been, in compliance in all material respects with all Anti-Corruption Laws applicable to it.

(b)            None of the Purchaser, Merger Sub I, Merger Sub II or any of their directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser, Merger Sub I or Merger Sub II is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC and none of the Purchaser, Merger Sub I or Merger Sub II has, since its respective formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 4.20           Purchaser Trust Account. As of October 26, 2026, the Trust Account has a balance of no less than $233,746,170.81. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Odyssey Transfer and Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, the Public Shareholders who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser Memorandum and Articles (or in connection with an extension of the Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

Section 4.21           Independent Investigation. Each of the Purchaser, Merger Sub I and Merger Sub II has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Each of the Purchaser, Merger Sub I and Merger Sub II acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser, Merger Sub I or Merger Sub II pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser, Merger Sub I or Merger Sub II pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

Section 4.22           Indebtedness. Except as disclosed on Schedule 4.22, none of the Purchaser, Merger Sub I or Merger Sub II has any Indebtedness.

Section 4.23           Statutory Disqualification. None of the Purchaser, the Sponsor or their respective directors or executive officers is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act. To the Purchaser’s Knowledge, no other Person who is a proposed control person of, or required to be listed on Schedule A or Schedule B of Form BD of, a Broker-Dealer Subsidiary following the Closing is subject to such a statutory disqualification. No Action is pending or, to the Purchaser’s Knowledge, threatened against the Purchaser or the Sponsor, or any of their respective directors or executive officers, that would reasonably be expected to result in such a statutory disqualification.

Section 4.24           Regulatory Information.

(a)            Except as set forth on Schedule 4.24(a), none of the Purchaser, the Sponsor or any of their respective control persons is, controls or is associated with any other FINRA member broker-dealer.

(b)            All information supplied by or on behalf of the Purchaser or the Sponsor for inclusion in any Transaction CMA or any state broker-dealer notice filing, change-of-control notice or approval application will be true, complete and accurate in all material respects and will not be misleading.

Section 4.25           Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14(a) of the Exchange Act, and the Proxy Statement (or any amendment or supplement thereto), assuming the disclosures of the Target Companies and their respective Affiliates contained in the Registration Statement (together with any amendments or supplements thereto) are true, correct and complete, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14(a) of the Exchange Act, the date the Proxy Statement, as applicable, is first mailed to the shareholders of the Purchaser and certain of the Company Stockholders, as applicable, and at the time of the Purchaser Extraordinary General Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto), assuming the disclosures of the Target Companies and their respective Affiliates contained in the Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.26           No Other Representations.

(a)            Except for the representations and warranties expressly made in this Article IV, neither Purchaser, Merger Sub I, Merger Sub II nor any other Person has made or makes any statement, representation, warranty, information, or communication (express, implied or otherwise) with respect to Purchaser, Merger Sub I, Merger Sub II or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Company Mergers or otherwise, and Purchaser, Merger Sub I and Merger Sub II hereby disclaim any such other statements, representations, warranties, information, or communications (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV, neither Purchaser, Merger Sub I, Merger Sub II nor any other Person makes or has made any statement, representation, warranty, information, or communication (express, implied or otherwise) to the Company or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Purchaser, Merger Sub I, Merger Sub II or any of their respective Subsidiaries or their respective businesses or (ii) any oral or written information made available or otherwise presented to the Company, any of its Affiliates or any of its or their respective Representatives whether in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

(b)            Notwithstanding anything to the contrary in this Agreement, Purchaser, Merger Sub I and Merger Sub II each acknowledges and agrees that neither the Company nor any other Person has made, is making or has conveyed, and Purchaser, Merger Sub I and Merger Sub II each expressly and affirmatively disclaims reliance upon, any statements, representations, warranties, information, or communications (express, implied or otherwise) relating to the Company or any of its Subsidiaries beyond those expressly made by the Company or in Article V, including any implied statement, representation, warranty, information, or communication as to the accuracy or completeness of any information regarding the Company or its Subsidiaries made available or otherwise presented to Purchaser, Merger Sub I, Merger Sub II, any of its and their respective Affiliates or any of its and their respective Representatives. Without limiting the generality of the foregoing, Purchaser, Merger Sub I and Merger Sub II each acknowledges that, except as expressly made in Article V, no statements, representations, warranties, information, or communications (express, implied or otherwise) relating to the Company or any of its Subsidiaries are made with respect to (i) any projections, forecasts, estimates, budgets or prospects or (ii) any oral or written information made available or otherwise presented to Purchaser or any of its Affiliates or any of its or their respective Representatives whether in the course of the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article V to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

Section 5.1           Organization and Standing.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b)            Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Schedule 5.1(b) lists all jurisdictions in which any Target Company is qualified to conduct business and, if applicable, all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 5.2           Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and, subject to obtaining the Required Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company is a party or by which it or its securities are bound and (b) other than, with respect to the First Company Merger, the Required Company Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of the Company or vote of the holders of any class or series of capital stock of the Company is required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Mergers, (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (iii) determined that this Agreement be submitted to the Company’s stockholders for the adoption and the approval of the transactions contemplated hereby, including the Company Mergers, and (iv) determined to recommend to the Company’s stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Company Mergers.

Section 5.3           Capitalization.

(a)            The Company is authorized to issue (i) 850,000,000 shares of Company Common Stock, of which 411,877,731.73 shares are issued and outstanding as of September 30, 2026 (the “Capitalization Date”) and (ii) 250,000,000 shares of Company Preferred Stock, of which 203,913,697.02 shares are issued and outstanding as of the Capitalization Date. As of the Capitalization Date, (x) 170,000,000 shares of Company Common Stock are reserved for future issuance under the Company Equity Incentive Plan and (y) 188,795,814.49 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company RSUs. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 5.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens other than Permitted Liens and those imposed under the Company’s Organizational Documents.

(b)            Except as set forth on Schedule 5.3(a), there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any equity interests of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Company. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company has 973,170 shares of Company Stock in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company’s Organizational Documents and as provided by the DGCL.

(c)            Except as disclosed in the Company Financials, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

Section 5.4           Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) the percentage of the issued and outstanding shares or other equity interests and (c) direct parent Target Company thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own any equity interests of any Person.

Section 5.5           Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings, applications, notices and Consents as are expressly contemplated by this Agreement or (b) such other items that the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 5.6           Non-Contravention. Subject to the receipt of the Required Company Stockholder Approval and except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the material properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 5.7           Financial Statements.

(a)            As used herein, the term “Company Audited Financials” means (i) the audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2025 and December 31, 2024, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve months then ended and (ii) the unaudited financial statements of the Target Companies as of and for the nine-month period ended September 30, 2026 (the “Interim Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the nine-month period ended on such date, and the unaudited consolidated cash flow statements for the nine-month period ended on such date. True and correct copies of the Company Financials have been provided to the Purchaser. When delivered pursuant to Section 6.4, the Company Financials will (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, in each case, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)            The Company maintains a system of internal accounting controls which is reasonably designed to provide, in all material respects, reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability of assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The financial books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal accounting controls utilized by any Target Company. Except as set forth on Schedule 5.7(b), in the past five (5) years, none of the Company or, to the Knowledge of the Company, any of its Representatives has received any written complaint, allegation, assertion or claim regarding any significant deficiency or material weakness in the system of internal accounting controls utilized by any Target Company or any material fraud that involves management or other employees that have a significant role in the internal accounting controls utilized by any Target Company.

(c)            Except as and to the extent set forth on Schedule 5.7(c), no Target Company is subject to any Liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials in accordance with GAAP, (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date or (iii) such other Liabilities or obligations which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(d)            All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the most recent balance sheet included in the Company Financials as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, in each case, except as would not be material to the Target Companies, taken as a whole. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due, in each case, except as would not be material to the Target Companies, taken as a whole.

(e)            The Company is not a party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or any similar Contract or arrangement, including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 5.8           Absence of Certain Changes. Except as set forth on Schedule 5.8 or as expressly contemplated by this Agreement, since the Interim Balance Sheet Date, and on and prior to the date of this Agreement, each Target Company has (a) conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action that would constitute a breach of any of the covenants set forth in Section 6.2(b) if such action were taken after the date hereof without the consent of the Purchaser.

Section 5.9           Compliance with Laws. Except as disclosed on Schedule 5.9, no Target Company is or, since January 1, 2023, has been in material conflict or, to the Company’s Knowledge, material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2023, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 5.9, “material” shall mean material to the Company and its Subsidiaries, taken as a whole.

Section 5.10           Company Permits. Except as set forth on Schedule 5.10(a), each Target Company (and, to the Company’s Knowledge, its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted; to own, lease and operate its assets and properties; and to market and sell its products and services (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 5.10(b). All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or oral notice of any Actions relating to the revocation or modification of any Company Permit.

Section 5.11           Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought, or, to the Company’s Knowledge, threatened, in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the equityholders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets that, if determined adversely for such Target Company, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The items listed on Schedule 5.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Target Companies, taken as a whole. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

Section 5.12           Material Contracts.

(a)            Schedule 5.12(a) sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract that is in effect on the date of this Agreement to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound, excluding for this purpose, any statements of work, purchase orders or other work orders under a master agreement (each Contract required to be set forth on Schedule 5.12(a), excluding any Company Benefit Plan, a “Company Material Contract”) that:

(i)            contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)            involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)            involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)            evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(v)            involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with consideration paid or payable to the Company or any of its Subsidiaries in excess of $250,000 over any 12-month period (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)            relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)            by its terms, individually or with all related Contracts, other than Contracts referenced in another subsection of this Section 5.12(a), calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $250,000 in the aggregate;

(viii)            is a material Contract with any Top Customer or Top Supplier;

(ix)            obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000 other than in the ordinary course of business;

(x)            obligates the Target Companies to make any capital commitment or expenditure in excess of $350,000 (including pursuant to any joint venture);

(xi)            relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xii)             provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiii)           provides for the licensing of any Intellectual Property to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (D) licenses to or from customers or distributors of any Target Company entered into in the ordinary course of business, (E) non-exclusive licenses that are incidental to the primary purpose of the applicable Contract, or (F) feedback and ordinary course trade name or logo rights that are not material to any Target Company;

(xiv)           that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xv)            is a collective bargaining agreement or other agreement with a labor union or labor organization to which a Target Company is a party or by which a Target Company is bound;

(xvi)           any Contract with any third-party custodian of Cryptocurrency;

(xvii)          Contracts with Cryptocurrency exchanges, brokers, suppliers or transaction counterparties and any other person from whom any Target Company sources Cryptocurrency; or

(xviii)         is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xvii) above.

(b)          Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract; except, with respect to each of the foregoing clauses (i) – (vi), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

Section 5.13          Intellectual Property.

(a)            Schedule 5.13(a)(i) sets forth all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the title and status (for each patent and patent application), (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Except as set forth on Schedule 5.13(a)(i) and except for lapses or abandonments made in the ordinary course of business in the Company’s reasonable business judgment, no material Company Registered IP has lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by the Company. All material Company Registered IP is subsisting and to the Knowledge of the Company, valid and enforceable. Except as set forth on Schedule 5.13(a)(ii), the Target Companies own, free and clear of all Liens (other than Permitted Liens), all material Company IP. Except as set forth on Schedule 5.13(a)(i), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties or licensing fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)          Except as would not be material to the business of the Target Companies, taken as a whole, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are in force and in good standing with all required fees and maintenance fees having been paid, and all applications to register any Copyrights, Patents and Trademarks that are pending are in good standing.

(c)           No Action is pending or, to the Company’s Knowledge, threatened in writing against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Company IP. Since January 1, 2023, no Target Company has received any written claim asserting that any material infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred, through the conduct by any Target Company of the business activities of such Target Company. Except as set forth in Schedule 5.13(c), there are no Orders to which any Target Company is a party or, to the Company’s Knowledge, by which it is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Company IP or (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property. To the Knowledge of the Company, no Target Company is currently infringing, or has, since January 1, 2023, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Company IP. Except as set forth on Schedule 5.13(c), to the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any material Company IP.

(d)          Except as set forth on Schedule 5.13(d), to the Company’s Knowledge, no Target Company has used, modified or distributed any Open Source Code in a manner which imposes a requirement or condition (i) that any material Business Source Code (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; (ii) requiring Company to grant or purport to grant to any third party person any rights or immunities under material Company IP, or (iii) requiring any material Business Source Code be subject to an Open Source Code license (including for the avoidance of doubt any copyleft License) or contributed to an open source project.

(e)          Except as identified on Schedule 5.13(e), no government, university, college, other educational institution or research center: (i) was or is involved in the research and development of any material Company IP (collectively, “Institutions”), or (ii) provided facilities or funding for the development of any material Company IP. Except as may be granted in connection with the purchase or authorized use of the Company Products, no Institutions have any ownership or license rights in or with respect to any material Company IP or Company Products.

(f)           To the Knowledge of the Company, (i) all current and former officers, directors, employees and independent contractors (to the extent any such independent contractor has contributed to Company IP) of a Target Company obligated by operation of Law to assign and have assigned to the Target Companies all Company IP arising from the services performed for a Target Company by such Persons, (ii) no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any Company IP and (iii) to the Knowledge of the Company, there has been no violation of any confidentiality or nondisclosure Contract relating to the Company IP. The Company has made available to the Purchaser true and complete copies of its current standard forms of written Contracts referenced in subsection (i) under which employees and independent contractors assign their Intellectual Property to a Target Company. Each Target Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the Target Companies’ confidential or non-public information and Trade Secrets (including any proprietary information that it holds, or purports to hold, as a Trade Secret) included in the Company IP.

(g)          Except as set forth on Schedule 5.13(g), there exist no agreements pursuant to which the Company has the obligation to deposit with an escrow agent or deliver or license to any Person, now or in the future, any of the material Business Source Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of material Business Source Code or the grant of rights to material Business Source Code to any Person. All material Business Source Code has been maintained in confidence, and has been disclosed only to employees, service providers and consultants of Company having a bona fide purpose in connection with the performance of their duties and who are bound by confidentiality obligations to the Company consistent with industry norms of confidentiality for source code.

(h)          To the Knowledge of the Company, during the last three (3) years, (i) no Person has obtained unauthorized access to any information that constitutes “personal information,” “personal data” or similar term under applicable Laws relating to privacy and data protection (“Personal Information”) in the possession of any Target Company that required notification to any individual or Governmental Authority under applicable Law, (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such Personal Information, and (iii) no written complaint from any Governmental Authority relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company. During the last three (3) years, each Target Company has complied in all material respects with all applicable Laws and the requirements of any Contract by which such Target Company is bound, relating to privacy, Personal Information protection, and the collection, processing and use of Personal Information and its own published privacy policies, if any, each with respect to the Target Companies’ collection, processing and use of Personal Information.

(i)           The Target Companies own or have a valid right to use, as currently used in the business of the Target Companies, all Company IT Systems. To the Company’s Knowledge, the Company IT Systems are, taken as a whole, sufficient to meet the current requirements of the Target Companies in all material respects. To the Company’s Knowledge, the Company IT Systems (i) operate and perform in all material respects as required by the businesses of the Target Companies as currently conducted; and (ii) have not suffered any material breakdown or failure within the last three (3) years that has not been remedied.

(j)           Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, (a) the Target Companies have taken commercially reasonable steps designed to protect and maintain the security of the Company IT Systems and Personal Information from any unauthorized use, access, interruption or modification by any third party Person, and (b) the Target Companies maintain, and are in compliance in all material respects with commercially reasonable information security practices designed to provide: (i) administrative, technical and physical safeguards to safeguard the security, confidentiality, and integrity of Personal Information and (ii) protection against unauthorized access to the Company IT Systems and Personal Information. To the Company’s Knowledge, there have been no unauthorized intrusions into the Company IT Systems within the last three (3) years that resulted in material unauthorized access to Personal Information or a material disruption of the Company IT Systems.

Section 5.14          Taxes and Returns.

(a)           Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local, and foreign income Tax Returns and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld. Each Target Company has complied in all material respects with all applicable Laws relating to material Taxes for which the applicable statute of limitations has not expired as of the date hereof.

(b)           There is no Action currently pending or, to the Knowledge of any Target Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)           No Target Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of Taxes, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it.

(d)           There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)           Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)           No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of income Taxes or any other Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(g)          No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority relating to Taxes that will be binding on any Target Company with respect to any period following the Closing Date.

(h)          No Target Company has engaged in any “listed transaction” or has failed to disclose a “reportable transaction,” in each case as defined in U.S. Treasury Regulation Section 1.6011-4(b).

(i)            No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j)            No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)           No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation, or (C) has Liability for the Taxes of any Person (other than a Target Company that was part of an affiliated group of which the Company is or was the common parent corporation) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract; (iii) is, or is a shareholder of, a “controlled foreign corporation” as defined in Section 957 of the Code or a ‘‘passive foreign investment company’’ within the meaning of Section 1297 of the Code; or (iv) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, tax resident, or otherwise subject to Tax on a net income basis.

(l)           The Target Companies have been in compliance in all material respects with all applicable transfer pricing laws and related legal requirements.

(m)          The unpaid Taxes of the Target Companies (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(n)          No Target Company will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Target Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Target Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(o)          The Target Companies have, with advice of U.S. tax counsel, considered the qualification of the Company Mergers for the Company Mergers Intended Tax Treatment and, after such consideration, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Company Mergers from qualifying for the Company Mergers Intended Tax Treatment.

(p)          Less than fifty percent (50%) of the value of the Company’s total assets (after excluding cash, cash items (including receivables), and government securities for purposes of computing total assets) consists of stock or securities (within the meaning of Section 368(a)(2)(F)(vii) of the Code). For purposes of this representation, any stock and securities of any Subsidiary of the Company is disregarded and the Company is deemed to own its ratable share of such Subsidiary’s assets. The Company is not otherwise an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(q)          The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation. Schedule 5.14(q) sets forth the U.S. federal income tax classification of each direct and indirect Subsidiary of the Company.

Section 5.15          Real Property.

(a)           No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

(b)           Schedule 5.15(b) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company holds a good and valid leasehold estate in such leased premises, free and clear of all Liens, except for Permitted Liens. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions.

(c)            The Target Companies are in compliance in all material respects with all Liens, encumbrances, easements, restrictions, and other matters of record affecting such leased premises, and no Target Company has received any notice alleging any material default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the Knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a material default or breach, by any other contracting parties has occurred thereunder. To the Knowledge of the Company, there are no material disputes with respect to such Company Real Property Leases.

(d)            To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition.

Section 5.16          Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than fifty thousand dollars ($50,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. The Target Companies own and have good title to, and have the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Target Companies as owned by the Target Companies, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

Section 5.17          Title to and Sufficiency of Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, and assuming the Required Consents (as defined below) have been made or obtained, as applicable, the Target Companies, taken as a whole, have good and marketable title to, or a valid leasehold interest in, license to or other right to use, such assets as are necessary for the operation of the business of the Target Companies in substantially the same manner as it is currently conducted as of the date of this Agreement other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date included in the Company Financials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, the assets of the Target Companies as of the date of this Agreement, taken as a whole, constitute the assets necessary for the operation of the businesses of the Target Companies in substantially the same manner as it is currently conducted as of the date hereof, assuming all filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required in connection with the consummation of the transactions contemplated by this Agreement and the transactions contemplated by the Ancillary Documents have been made or obtained, as applicable (the “Required Consents”). Notwithstanding the foregoing, this Section 5.17 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property or as to the cash, capital or other liquidity needs of the Target Companies.

Section 5.18          Employee Matters.

(a)            Except as set forth in Schedule 5.18, no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims that are not material), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or material employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)          Except as set forth in Schedule 5.18(b), except as would not be material to the Company and its Subsidiaries, taken as a whole, each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, classification of employees as exempt or non-exempt, classification of employees and independent contractors, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations with respect to employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 5.18(b), there are no Actions pending or, to the Company’s Knowledge, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service provider relationship with a Target Company. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no Target Company has any liability with respect to any misclassification of: (1) any person as an independent contractor rather than as an employee under applicable federal and state law, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages under applicable federal and state law. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no current or former employee of the Target Company would reasonably be deemed misclassified for overtime purposes under applicable wage and hour laws, and no current or former independent contractor would reasonably be deemed a misclassified employee.

(c)          Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date, to the extent applicable, (i) the employee’s name, job title or description, employing entity, location, hourly rate or salary, classification as exempt or non-exempt, and any target bonus (other than any such arrangements under which payments are at the discretion of the Target Companies). Except as set forth on Schedule 5.18(c), the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, in all material respects, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement or offer letter), a copy of which has been made available to the Purchaser by the Company. Each independent contractor engagement is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

(d)          Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with date of retention, location from which the services are performed, and rate of remuneration for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, pursuant to the form of Contract provided to the Purchaser by the Company. Except as would not be material to the Company and its Subsidiaries, taken as a whole, for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are properly classified as independent contractors and not employees of a Target Company.

(e)          Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Target Company is in compliance with all Laws respecting immigration and work authorization. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all current and former employees of each Target Company have provided the Target Company with all required documentation to establish their authorization to work in the jurisdiction in which they are working.

(f)           No allegations of discrimination, retaliation, harassment, sexual harassment or sexual misconduct while employed by, or providing services to, any Target Company have been made, or to the Company’s Knowledge, threatened by or against any employee of the Target Company with a title of vice president or above. No Target Company has entered into any settlement agreement or conducted any investigation related to allegations of discrimination, retaliation, harassment, sexual harassment or sexual misconduct by or regarding any current or former employee, or other representative of the Target Company with a title of vice president or above. Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the extent required by applicable Law, each Target Company has established and distributed to its employees a policy against harassment and a complaint procedure, and it has required all employees to undergo anti-harassment training.

(g)          Since January 1, 2023, no Target Company has taken any action that would constitute a “plant closing,” “mass layoff” or similar action within the meaning of the WARN Act, issued any notification of a plant closing, mass layoff or other action required by the WARN Act, in each case, other than in compliance with the WARN Act. No reduction in salary or wages, employee layoff, facility closure, shutdown, reduction-in-force, furlough, temporary layoff, work schedule change or reduction in hours, or other action that could reasonably be expected to trigger notice under the WARN Act, has occurred within the past six (6) months or is currently contemplated, planned or announced.

Section 5.19          Benefit Plans.

(a)          Set forth on Schedule 5.19 is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Company Benefit Plan, (i) there are no funded benefit obligations for which contributions have not been made or properly accrued and (ii) there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)          Each Company Benefit Plan is and has been established, operated, funded and maintained at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a current favorable determination letter from the IRS or, in the case of a master or prototype document, is entitled to rely on a current favorable opinion letter issued with respect to such plan (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts, or would cause the imposition of any material penalty, tax, or similar liability under ERISA or the Code.

(c)           With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) the current Company Benefit Plan plan document and related current trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all current summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports with respect to any current Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all material written non-routine communications between any Target Company and any Governmental Authority within the last three (3) years.

(d)          With respect to each material Company Benefit Plan, and except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) no such Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administrative exemption; and (v) all contributions and premiums due through the date of this Agreement have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)          Except as set forth on Schedule 5.19(e), no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could reasonably be expected to have any Liability, contingent or otherwise, under Title IV of ERISA and to the Knowledge of the Company no condition presently exists that is expected to cause such Liability to be incurred. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)            No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise similarly compensate any person because of the imposition of any excise tax on any compensatory payment to such person.

(g)           With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than (A) coverage mandated by Law, (B) coverage through the end of the month in which termination of employment occurs, (C) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment, or (D) benefits during any period to convert a group Company Benefit Plan to an individual plan). Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)          Except as set forth on Schedule 5.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (whether alone or in connection with any additional or subsequent events such as a termination of employment) will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 5.18 or as provided by Law); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) cause any Target Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan; or (iv) result in the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

(j)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(k)           No Company Benefit Plan covers any employees outside of the United States.

Section 5.20           Environmental Matters. Except as set forth in Schedule 5.20:

(a)            Each Target Company is in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would reasonably be expected to materially and adversely affect such continued compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)           No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any obligation of the Target Companies arising out of (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has contractually assumed any Liabilities or obligations under any Environmental Laws.

(c)           No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company is in material violation of any Environmental Law or Environmental Permit or has any material Liability under any Environmental Law.

(d)           No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given rise to any material Liability or obligation under applicable Environmental Laws.

(e)           To the Knowledge of the Company, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that would reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)           The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

Section 5.21          Transactions with Related Persons. Except as set forth on Schedule 5.21, as contemplated in this Agreement and benefits and expense reimbursement and advances in the ordinary course of business, or as provided in the Company Financials, no Target Company nor any of its Affiliates, no officer, director or other Affiliate of the Company or any of its Subsidiaries (each of the foregoing, a “Related Person”) is presently, or since January 1, 2023, has been a party to any material Contract with a Target Company, or has otherwise entered into any material transaction, understanding or arrangement, with the Target Company and its Subsidiaries (other than with respect to Contracts entered into after the date hereof that are either permitted pursuant to Section 6.2(b) or entered into in accordance with Section 6.2(b)). Except as set forth on Schedule 5.21, no Target Company has outstanding any material Contract or other material arrangement or commitment with any Related Person, and no Related Person owns any material real property or Personal Property, or material right, tangible or intangible (including Intellectual Property) of the Company and used by the Company and its Subsidiaries in the operation of their business. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

Section 5.22          Insurance.

(a)           Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, (i) excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled or not renewed and (ii) no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)          Schedule 5.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is currently denying coverage.

Section 5.23          Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

Section 5.24          Top Customers and Suppliers. Schedule 5.24 lists, by dollar volume received or paid, as applicable, for the fiscal year ended December 31, 2025, the ten (10) largest customers of goods or services of the Target Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

Section 5.25          Certain Business Practices.

(a)            No Target Company, nor any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)           The operations of each Target Company are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)           No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC, and no Target Company has in the last three (3) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 5.26          Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.27          Finders and Brokers. Except as set forth in Schedule 5.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby for which the Purchaser has any obligation.

Section 5.28          Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has not relied on any statement, representation, warranty, information, or communication, oral or written, express or implied, made by the Purchaser, and the Company has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives has made any statement, representation, warranty, information, or communication as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

Section 5.29          Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of the documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the Closing Date. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Section 5.30           Disclosure.

(a)           Except for the representations and warranties expressly made in this Article V, neither the Company nor any other Person has made or makes any statement, representation, warranty, information, or communication (express, implied or otherwise) with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Company Mergers or otherwise, and the Company hereby disclaims any such other statements, representations, warranties, information, or communications (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V, neither the Company nor any other Person makes or has made any statement, representation, warranty, information, or communication (express, implied or otherwise) to Purchaser or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget, or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral or written information made available or otherwise presented to Purchaser, Merger Sub I, Merger Sub II, any of their respective Affiliates or any of their respective Representatives whether in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

(b)           Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Purchaser, Merger Sub I, Merger Sub II, nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any statements, representations, warranties, information, or communications (express, implied or otherwise) relating to Purchaser or its Subsidiaries beyond those expressly made by Purchaser, Merger Sub I and Merger Sub II in Article IV, including any implied statement, representation, warranty, information, or communication as to the accuracy or completeness of any information regarding Purchaser or its Subsidiaries made available or otherwise presented to the Target Company or any of its Subsidiaries, its and their respective Affiliates, and its and their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly made in Article IV, no statements, representations, warranties, information, or communications (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospects or (ii) any oral or written information made available or otherwise presented to the Company or any of its Affiliates or Representatives whether in the course of the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

Section 5.31          Broker-Dealer Matters.

(a)           Registration. Each Broker-Dealer Subsidiary is duly registered as a broker-dealer with the SEC under Section 15(b) of the Exchange Act, is a member in good standing of FINRA, and is registered as a broker-dealer in each state in which such registration is required for its business as currently conducted, and each such registration is in full force and effect.

(b)           Membership Agreements. The Company has made available to the Purchaser true and complete copies of the Membership Agreements. Each Broker-Dealer Subsidiary is in compliance in all material respects with its Membership Agreement and conducts only business activities permitted thereunder, and no restriction, waiver or exemption is in effect under either Membership Agreement other than as set forth therein. Since January 1, 2023, no Broker-Dealer Subsidiary has effected a material change in business operations requiring approval under FINRA Rule 1017 without obtaining such approval. Except as set forth on Schedule 5.31(b), no material application by a Broker-Dealer Subsidiary under the FINRA Rule 1000 Series is pending.

(c)           Filings. Since January 1, 2023, each Broker-Dealer Subsidiary has timely filed all material registrations, reports, forms (including Form BD and, as applicable, Form ATS or Form ATS-N) and other filings required to be filed with the SEC, FINRA or any state securities regulator, each of which was complete and accurate in all material respects when filed (or as subsequently amended), and each Broker-Dealer Subsidiary’s Form BD is current and accurate in all material respects.

(d)          Associated Persons; Statutory Disqualification. Each associated person of a Broker-Dealer Subsidiary required to be registered or licensed is so registered or licensed in all material respects, and, to the Company’s Knowledge, the information on the Central Registration Depository with respect to such persons (including Form U4 and, to the extent known or available to the Company, Form U5) is complete and accurate in all material respects. None of the Company, any Broker-Dealer Subsidiary or any Person required to be listed on Schedule A or Schedule B to the Form BD of a Broker-Dealer Subsidiary is, and, to the Company’s Knowledge, no other associated person of a Broker-Dealer Subsidiary is, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act.

(e)           Examinations and Investigations. Schedule 5.31(e) lists each examination of a Broker-Dealer Subsidiary by the SEC, FINRA or any state securities regulator since January 1, 2023. The Company has made available to the Purchaser all material examination reports, deficiency letters and related material correspondence with respect to such examinations in the possession of the Company or its Subsidiaries (the “Examination Materials”). There are no unresolved material findings, exceptions or deficiencies arising from any such examination, and no Broker-Dealer Subsidiary has received any written findings, exceptions or deficiencies not reflected in the Examination Materials. No Broker-Dealer Subsidiary has received written notice of any pending examination. Except as set forth on Schedule 5.31(e), no investigation of any Broker-Dealer Subsidiary by any Regulatory Authority is pending or, to the Company’s Knowledge, threatened, and no Broker-Dealer Subsidiary is subject to any Order, letter of acceptance, waiver and consent or similar settlement with any Regulatory Authority.

(f)           Net Capital. Each Broker-Dealer Subsidiary has net capital at least equal to the greater of the minimum required under Rule 15c3-1 under the Exchange Act and the minimum required under its Membership Agreement. Except as set forth on Schedule 5.31(f), since January 1, 2023, no Broker-Dealer Subsidiary has been required to file any notice under Rule 17a-11 under the Exchange Act.

(g)          Customer Protection. Each Broker-Dealer Subsidiary is required by its Membership Agreement to operate pursuant to the full provisions of Rule 15c3-3 under the Exchange Act and is in compliance in all material respects with Rule 15c3-3 (as interpreted by applicable published guidance of the SEC and its staff in effect at the relevant time, including, with respect to crypto asset securities, the Division of Trading and Markets’ Statement on the Custody of Crypto Asset Securities by Broker-Dealers (Dec. 17, 2025) and Frequently Asked Questions Relating to Crypto Asset Activities and Distributed Ledger Technology), including applicable reserve and possession-or-control requirements.

(h)          Supervision; AML. Each Broker-Dealer Subsidiary maintains written supervisory procedures and a supervisory system reasonably designed to achieve compliance with applicable securities Laws and FINRA Rules, and an anti-money laundering program that complies in all material respects with the Bank Secrecy Act and FINRA Rule 3310.

ARTICLE VI
COVENANTS

Section 6.1            Access and Information.

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1, and the Second Effective Time (the “Interim Period”), subject to Section 6.15 (including the limitations in Section 6.15(b)), solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access, consistent with applicable Law, to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to the Target Companies, in each case, solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies and shall be subject to the Company’s reasonable security measures and insurance requirements; provided, further, that the Purchaser and its Representatives shall not conduct any invasive sampling of the environment or building materials in connection with such investigation. Notwithstanding the foregoing, the Company shall not be required to (or to cause any of its Subsidiaries to), after notice to Purchaser, afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in loss of such privilege or doctrine); (ii) violate any confidentiality obligations of the Company or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is party; (iii) result in a competitor of the Company or any of its Subsidiaries receiving information that is competitively sensitive (provided, that information will be disclosed, to the extent legally permissible (as advised by the Company’s counsel)); or (iv) breach, contravene or violate any applicable Law.

(b)          During the Interim Period, subject to Section 6.15 (including the limitations in Section 6.15(b)), the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access, consistent with applicable Law, to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to the Purchaser or its Subsidiaries, in each case, solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser and shall be subject to the Purchaser’s reasonable security measures and insurance requirements. Notwithstanding the foregoing, the Purchaser shall not be required to (or to cause any of its Subsidiaries to), after notice to the Company, afford such access or furnish such information to the extent that the Purchaser believes in good faith that doing so would: (i) result in loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided, that the Purchaser shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in loss of such privilege or doctrine); (ii) violate any confidentiality obligations of the Purchaser or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then-effective Contract to which the Purchaser or any of its Subsidiaries is party; or (iii) breach, contravene or violate any applicable Law.

Section 6.2            Conduct of Business of the Company.

(a)           Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly permitted or required by this Agreement or the Ancillary Documents, (ii) as required by applicable Law or (iii) as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) materially comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 6.2(b)(i) through Section 6.2(b)(xxx) shall be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of Section 6.2(b)(i) through Section 6.2(b)(xxx). Without limiting the foregoing, during the Interim Period the Company shall cause each Broker-Dealer Subsidiary to (A) maintain in full force and effect its SEC, FINRA and state broker-dealer registrations, (B) comply in all material respects with its Membership Agreement, and (C) maintain net capital at least equal to the minimum required under Rule 15c3-1 under the Exchange Act and its Membership Agreement.

(b)          Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 6.2(b), during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)               amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)              authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for any issuances to employees or other services providers in the ordinary course of business consistent with past practice;

(iii)             split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)            declare or distribute any cash or other dividends or distributions to any Company Stockholders or any bonus to any executive employee, except bonuses to employees in the ordinary course of business;

(v)              incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, except (A) for working capital loans in the ordinary course of business (including borrowings under any credit facility of the Target Companies in existence as of the date hereof), (B) in connection with a Financing, (C) Company Convertible Notes not to exceed $15,000,000 in the aggregate, (D) capital leases, equipment financing, purchase money obligations, letters of credit and hedging arrangements, in each case incurred in the ordinary course of business, or (E) Indebtedness (in existence as of the date hereof) owed by any Target Company to, or guarantees by any Target Company of obligations of, any other Target Company;

(vi)             (a) increase the wages, salaries or compensation of its employees in the aggregate by more than five percent (5%) other than in the ordinary course of business, (b) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (c) materially increase other benefits of employees generally or (d) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each of clauses (a), (b), (c) and (d), other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business;

(vii)            (A) make, change or rescind any material election relating to Taxes; (B) settle or compromise any claim, Action, suit, litigation, proceeding, arbitration, investigation, controversy, audit or assessment relating to Taxes; (C) file any amended Tax Return or claim for a material Tax Return; (D) make any material change in its accounting or Tax policies or procedures, or adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, in each case except as required by Law or in compliance with GAAP; (E) surrender any right to claim a material refund of Taxes; (F) consent to any waiver or extension of the limitation period applicable to any Tax claim or assessment relating to the Company or a Subsidiary thereof; (G) enter into any Tax allocation, Tax sharing, Tax indemnity, private letter ruling closing agreement, or other binding written agreement relating to Taxes, other than commercial agreements entered into in the ordinary course of business the primary purpose of which is not Taxes; (H) incur any material liability for Taxes other than in the ordinary course of business; (I) except as may be required by applicable Law, prepare any Tax Return in a manner materially inconsistent with past practice; or (J) grant any power of attorney relating to any Tax matter;

(viii)          transfer or license to any Person or otherwise permit to lapse any material Company Registered IP or other material Company IP (excluding non-exclusive licenses of Company IP or any abandonment, lapse or expiration of Company Registered IP permitted in the exercise of the Company’s reasonable business judgment, in each case in the ordinary course of business), or disclose to any Person who has not entered into a confidentiality agreement or is not otherwise bound by any legal duty of confidentiality any material Trade Secrets included in the Company IP;

(ix)             terminate or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(x)              fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi)             establish any Subsidiary or enter into any new line of business;

(xii)            fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii)           change its fiscal year;

(xiv)           revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xv)            waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), except if such waiver, release, assignment, settlement or compromise (A) with respect to the payment of monetary damages, involved an amount less than or equal to $250,000 individually or $500,000 in the aggregate (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) and (B) with respect to any non-monetary terms and conditions therein, that does not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries, taken as a whole, or any equitable relief that would materially impact the operations or businesses of the Company or any of its Subsidiaries, taken as a whole, or involve the admission of criminal wrongdoing by, the Company or any of its Subsidiaries;

(xvi)           acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii)          other than in accordance with the Company’s capital expenditure budget made available to Purchaser, make capital expenditures in excess of $350,000 individually for any project (or set of related projects) or $500,000 in the aggregate;

(xviii)         authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Company Mergers and the transactions contemplated by this Agreement);

(xix)           voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xx)            sell, lease, exclusively license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi)           except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii)         create any consensual Liens on any property or assets of the Company;

(xxiv)         except as set forth on Schedule 6.2(b)(xxiv), other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business: (A) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor with an annual base compensation in excess of $250,000, other than any replacement hire for any employee, officer, consultant, freelancer, independent contractor or sub-contractor whose service to the Company has been terminated or (B) adopt or enter into any new employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xxv)          other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business: (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of the Company with an annual base salary above $250,000 or (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of the Company with an annual base salary above $250,000;

(xxvi)         accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxvii)        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person to the extent such transaction is identified on Schedule 5.21;

(xxviii)       enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxix)          with respect to any Broker-Dealer Subsidiary, (A) make any material filing under the FINRA Rule 1000 Series, or effect any material change in business or regulatory status, that would reasonably be expected to materially delay or adversely affect FINRA’s review of any Transaction CMA, result in FINRA implementing an interim restriction, or require a material amendment to any Transaction CMA; (B) withdraw, or permit to lapse, any SEC, FINRA or material state broker-dealer registration; or (C) enter into any settlement, letter of acceptance, waiver and consent or consent order with any Regulatory Authority that would impose any restriction on its business or result in a statutory disqualification; provided that nothing in this clause shall restrict (x) routine regulatory filings made in the ordinary course of business (including routine Form BD, Form U4 and Form U5 amendments and FOCUS reports) or (y) any filings or actions required by FINRA, the SEC, or applicable Law; or

(xxx)           authorize or agree to do any of the foregoing actions.

Section 6.3            Conduct of Business of the Purchaser.

(a)           Unless the Company will otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Memorandum and Articles, the Companies Act and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), by way of an amendment to the Purchaser Memorandum and Articles and the IPO Prospectus, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b)           Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Continuation) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)               amend, waive or otherwise change, in any respect, its Organizational Documents or the Organizational Documents of any of its Subsidiaries, other than in connection with the Continuation or an Extension and except as required by applicable Law;

(ii)              authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities, other than in connection with the Continuation or an Extension and except as required by applicable Law;

(iii)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, other than in connection with the Continuation or an Extension and except as required by applicable Law;

(iv)            incur, create, assume, refinance, prepay, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than working capital loans, in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Continuation, the Company Mergers and the other transactions contemplated by this Agreement);

(v)             (A) make, change, revoke or rescind any material election relating to Taxes; (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (C) file any amended material Tax Return or claim for a material refund of Taxes; (D) make any material change in its accounting or Tax policies or procedures, or adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, in each case except as required by applicable Law or in compliance with GAAP; (E) surrender any right to claim a material refund of Taxes; (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to a Purchaser Company; (G) enter into any Tax allocation, Tax sharing, Tax indemnity, private letter ruling closing agreement, or other binding written agreement relating to Taxes, other than commercial agreements entered into in the ordinary course of business the primary purpose of which is not Taxes; (H) incur any material liability for Taxes other than in the ordinary course of business; (I) except as may be required by applicable Law, prepare any Tax Return in a manner materially inconsistent with past practice; or (J) grant any power of attorney relating to any Tax matter;

(vi)            amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser, other than in connection with an Extension;

(vii)           terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract or a Purchaser Affiliate Agreement, other than Contracts for working capital loans;

(viii)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)            establish any Subsidiary or enter into any new line of business;

(x)              fail to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)             make any capital expenditures;

(xii)            revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xiii)           initiate, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), except if such waiver, release, assignment, settlement or compromise (A) with respect to the payment of monetary damages, involved an amount less than or equal to $500,000 individually or $1,000,000 in the aggregate (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof), unless such amount has been reserved in the Purchaser Financials, and (B) with respect to any non-monetary terms and conditions therein, that does not impose any material restrictions on the operations or business of the Purchaser or any of its Subsidiaries, any equitable relief that would materially impact the operations or businesses of the Purchaser or any of its Subsidiaries, or involve the admission of criminal wrongdoing by, the Purchaser or any of its Subsidiaries;

(xiv)           acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv)            authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Continuation and the Company Mergers);

(xvi)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii)         sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)        except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix)           take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)            authorize or agree to do any of the foregoing actions.

Section 6.4            Annual and Interim Financial Statements. As of the date hereof, the Company has delivered to the Purchaser (i) balance sheets and the related combined and consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Target Companies as of and for the years ended December 31, 2024 and 2025, and combined and consolidated balance sheets and the related combined and consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Target Companies for each of the periods then ended, in each case, to the extent required to be included in the Registration Statement, Proxy Statement or any amendment or supplement thereto, audited in accordance with the standards of the PCAOB, prepared in accordance with GAAP, and containing the report of the Company’s auditors, and (ii) unaudited condensed consolidated balance sheets and the related condensed consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Target Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter, in each case, to the extent required to be included in the Registration Statement, Proxy Statement or any amendment or supplement thereto (clauses (i) and (ii) collectively, the “Company Financials”). All such Company Financials, together with any unaudited condensed consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Target Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement and any other filings to be made by the Company or the Purchaser with the SEC in connection with the transactions contemplated hereby, (i) are prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Target Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, provided that the interim financial statements described in clause (ii) of this Section 6.4 are subject to normal and recurring year-end adjustments and, with respect to any unaudited financial statements, the absence of footnotes and (iii) in the case of the audited financial statements described in clause (i) of this Section 6.4, have been audited in accordance with the standards of the PCAOB. The auditor engaged to review and audit the Company Financials is, to the extent required by the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB, an independent registered public accounting firm with respect to the Company.

Section 6.5            Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, Purchaser Class A Ordinary Shares and Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on the NYSE or NYSE American, as applicable, only the Purchaser Class A Common Stock and Domesticated Purchaser Public Warrants.

Section 6.6            No Solicitation.

(a)           For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any material number of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving the Purchaser.

(b)           During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with, in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)           Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)           During the Interim Period, the board of directors of the Purchaser, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Purchaser; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Purchaser; (vi) fail to re-affirm the Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request; (vii) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement; or (viii) resolve or agree in writing to do any of the foregoing. Nothing contained in this Agreement shall prohibit the Purchaser or the board of directors of the Purchaser or any committee thereof from (x) taking and disclosing to the Purchaser’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Purchaser’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (y) directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 6.6.

(e)           During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Company; (vi) fail to re-affirm the Company Recommendation at the written request of the Purchaser within five (5) Business Days of such request; (vii) fail to include the Company Recommendation in any solicitation materials that it prepares or sends to Company Stockholders; or (viii) resolve or agree in writing to do any of the foregoing.

Section 6.7            No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Company Mergers in accordance with Article II), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.8            Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (c) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Notwithstanding anything to the contrary in this Agreement, if any matter would constitute both a breach of this Section 6.8 by the Company and a breach or inaccuracy of any representation or warranty of the Company set forth in Article V, then such matter shall be analyzed solely under the standard applicable to such representation or warranty under Section 8.3(a) in determining whether the Company has breached this Agreement for purposes of Section 8.3(a).

Section 6.9            Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party shall use its best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)          As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c)          Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10          Tax Matters.

(a)           Intended Tax Treatment. Each of the Parties shall use its reasonable best efforts to cause each of the Continuation and the Company Mergers to qualify for the Continuation Intended Tax Treatment and the Company Mergers Intended Tax Treatment, respectively. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Company Mergers to fail to qualify for the Company Mergers Intended Tax Treatment.

(b)           Tax Opinions. If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted regarding: (i) the qualification of the Continuation for the Continuation Intended Tax Treatment, the Purchaser will use its commercially reasonable efforts to cause U.S. tax counsel engaged by the Purchaser to deliver such tax opinion to the Purchaser, or (ii) the qualification of the Company Mergers for the Company Mergers Intended Tax Treatment, the Company will use its reasonable best efforts to cause U.S. tax counsel engaged by the Company to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such applicable advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any Party regarding the tax consequences of the Company Mergers or any other tax consequences of the transactions contemplated by this Agreement to the Company or its stockholders.

(c)           Tax Matters Cooperation. Each of the parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)          The Parties shall file all Tax Returns consistent with the Continuation Intended Tax Treatment and the Company Mergers Intended Tax Treatment, respectively (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Company Mergers), and shall take no position inconsistent with the Continuation Intended Tax Treatment and the Company Mergers Intended Tax Treatment, respectively (whether in audits, Tax Returns or otherwise), unless otherwise required by a taxing authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.11          Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Section 6.12          The Registration Statement and Proxy Statement.

(a)            As promptly as practicable after the date hereof, the Purchaser and the Company shall jointly prepare, and Purchaser shall file with the SEC a registration statement (for which the Company shall be a co-registrant) on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Class A Common Stock to be issued under this Agreement as the Merger Consideration, in connection with the Continuation and issuable upon conversion of the Assumed Notes, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Purchaser’s shareholders for the matters to be acted upon at the Purchaser Extraordinary General Meeting and providing Purchaser’s shareholders an opportunity in accordance with the Purchaser Memorandum and Articles and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser’s shareholders to vote, at an extraordinary general meeting of the Purchaser to be called and held for such purpose (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) by ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Company Mergers, by the holders of Purchaser Ordinary Shares entitled to vote thereon at the Purchaser Extraordinary General Meeting in accordance with the Purchaser Memorandum and Articles, the Securities Act, the Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) by special resolution of the holders of the Purchaser Class B Ordinary Shares, the approval of the Continuation and the adoption and approval of the Purchaser Certificate of Formation and Purchaser Bylaws upon the Continuation of the Purchaser to Texas, (iii) by ordinary resolution, the election of the members of the Post-Closing Purchaser Board designated in accordance with Section 6.17 hereof, (iv) by ordinary resolution, for purposes of complying with the applicable provisions of Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding shares of Purchaser Class A Common Stock and securities convertible into shares of Purchaser Class A Common Stock upon the Closing, (v) by special resolution, the adoption and approval of the amended certificate of formation and bylaws of the Purchaser, (vi) by ordinary resolution, the adoption and approval of the advisory proposals relating to the amended certificate of formation and bylaws of the Purchaser, (vii) by ordinary resolution, the adoption and approval of the LTIP (as defined below), (viii) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Continuation, the Company Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (viii), collectively, the “Purchaser Shareholder Approval Matters”), and (ix) by ordinary resolution, the adjournment of the Purchaser Extraordinary General Meeting, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve any of the Purchaser Shareholder Approval Matters. If on the date for which the Purchaser Extraordinary General Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the chairperson of the Purchaser Extraordinary General Meeting may make one or more successive postponements or adjournments of the Purchaser Extraordinary General Meeting; provided, that without the prior written consent of the Company, the Purchaser Extraordinary General Meeting shall not be postponed or adjourned to a date that is more than fifteen (15) days after the date for which the Purchaser Extraordinary General Meeting was originally scheduled (excluding any adjournments required by applicable Law). In connection with the Registration Statement, the Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser Memorandum and Articles, the Companies Act, the Securities Act, the BOC, the DGCL and the rules and regulations of the SEC or Nasdaq. The Purchaser shall not file the Registration Statement or any amendment or supplement thereto without the approval of the Company (not to be unreasonably withheld, conditioned or delayed). The Company shall provide the Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. If required by applicable SEC rules or regulations, the Target Companies shall cause its auditors to review or audit such financial information provided by the Target Companies. The Purchaser shall cause any information concerning the Purchaser, or their stockholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. The Purchaser and the Company shall each pay fifty percent (50%) of all filing fees payable to the SEC in connection with the Registration Statement.

(b)          Each Party shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption. Each Party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding promptly to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall not amend or supplement the Registration Statement without the approval of the Company (not to be unreasonably withheld, conditioned or delayed) and shall cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser Memorandum and Articles.

(c)           The Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective and to keep the Registration Statement effective as long as is necessary to consummate the Company Mergers. The Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, or their Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances. If at any time prior to receipt of the Required Purchaser Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Registration Statement, including correcting any information that has become false and misleading in any material respect, the Purchaser will promptly prepare and mail to its shareholders such an amendment or supplement. The Purchaser shall (i) commence mailing the Proxy Statement to the Purchaser’s shareholders as promptly as practicable after filing with the SEC, and, in any event, within five (5) Business Days of the receipt and resolution of SEC comments with respect to the Registration Statement, and (ii) take all necessary action, including establishing a record date and completing a broker search pursuant to Section 14a-13 of the Exchange Act, to permit the foregoing.

(d)          As soon as practicable following the Purchaser’s distribution of the Proxy Statement to Purchaser’s shareholders, the Purchaser shall call the Purchaser Extraordinary General Meeting in accordance with the Companies Act, the Purchaser Memorandum and Articles and the applicable provisions of the BOC, for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)          The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Extraordinary General Meeting and the Redemption. The Purchaser shall apply for, and shall take commercially reasonable actions to cause, the Purchaser Class A Common Stock and the Domesticated Purchaser Public Warrants to be issued in connection with the Company Mergers to be approved for listing on Nasdaq, the NYSE, or NYSE American, as applicable, as of the Closing. The Company shall assist and cooperate fully with the Purchaser in connection with causing the Purchaser Class A Common Stock and the Domesticated Purchaser Public Warrants to be approved for listing on the NYSE, or NYSE American, as applicable, as of the Closing.

Section 6.13          Company Stockholder Approval. As promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date on which the Registration Statement and Proxy Statement is declared effective under the Securities Act (the “Written Consent Deadline”), the Company shall deliver to the Purchaser a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby by the Company Stockholders acting by written consent in lieu of a meeting (in form and substance reasonably satisfactory to the Purchaser) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (the “Written Consent”), that is duly executed by the Company Stockholders representing the requisite vote of the Company Stockholders (including any separate class or series vote(s) required pursuant to the Company’s Organizational Documents, any stockholders agreement or otherwise), as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the First Company Merger (the “Required Company Stockholder Approval”).

Section 6.14          Public Announcements.

(a)           The Parties agree that during the Interim Period, no public release, filing announcement or social media posting concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except, in which case, to the extent practicable, the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release, social media posting or announcement in advance of such issuance (i) as such release, filing, social media posting or announcement may be required by applicable Law or the rules or regulations of any securities exchange or (ii) if the press release, filing, social media posting or announcement contains only information that is consistent with any press release, filing, social media posting or announcement previously issued or made in accordance with this Section 6.14.

(b)          The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided, that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date hereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.15          Confidential Information.

(a)           Any information provided to or obtained by Purchaser or its Representatives pursuant to Section 6.1(a) shall be “Confidential Information” as defined in the Confidentiality Agreement, and shall be held by Purchaser, Merger Sub I and Merger Sub II in accordance with and be subject to the terms of the Confidentiality Agreement. Except if legally compelled by any Governmental Authority, the Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of one (1) year after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information in accordance with the Confidentiality Agreement, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Documents or the Confidentiality Agreement, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of one (1) year after such termination, becomes legally compelled by any Governmental Authority to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)          The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

Section 6.16          Documents and Information. After the Closing Date, the Purchaser and the Surviving Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make all books, records and other documents pertaining to the business of the Target Company reasonably available for inspection by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable prior written notice.

Section 6.17          Post-Closing Board of Directors and Executive Officers.

(a)          At the Continuation Effective Time, the board of directors of the Purchaser shall consist of the members of the board of directors of the Purchaser as of immediately prior to the Continuation Effective Time.

(b)          Unless otherwise agreed by the Parties, the Parties shall take all necessary action, including causing the directors of the Purchaser to resign as may be required pursuant to the Continuation or the Company Mergers, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) directors, each of which to be designated by the Company, and one (1) observer, to be designated by the Sponsor; provided, that the size of the Post-Closing Purchaser Board may be increased from time to time as determined by the Post-Closing Purchaser Board in good faith to comply with applicable Law or the relevant listing rules. The Post-Closing Purchaser Board will be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors will serve for a term expiring at the first annual meeting of stockholders to be held following the Closing (the “Class I Directors”); the initial Class II Directors will serve for a term expiring at the second annual meeting of stockholders following the Closing (the “Class II Directors”); and the initial Class III Directors will serve for a term expiring at the third annual meeting of stockholders to be held following the Closing (the “Class III Directors”). At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Closing, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At or before the Closing, the Purchaser will provide each such director a customary director indemnification agreement, in form and substance reasonably acceptable to the Parties.

(c)          The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign prior to and with effect from the Continuation or the Company Mergers, so that immediately following the First Effective Time the individuals set forth on Schedule 6.17(c) shall serve as the executive officers of Purchaser in the offices set forth opposite their name (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role). Prior to the Closing, the Purchaser shall offer employment to each proposed executive officer set forth on Schedule 6.17(c), in form and substance reasonably acceptable to the Company.

Section 6.18          Indemnification of Directors and Officers; Tail Insurance.

(a)          The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub I, Merger Sub II or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub I, Merger Sub II or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and the Company to the extent permitted by applicable Law; provided, that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. The provisions of this Section 6.18 shall survive the consummation of the Continuation and the Company Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom will be a third party beneficiary of the provisions of this Section 6.18(a).

(b)          For the benefit of the Purchaser’s, Merger Sub I’s, Merger Sub II’s and the Company’s directors and officers, the Purchaser, Merger Sub I, Merger Sub II and the Company shall be permitted prior to the First Effective Time to obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Tail Insurance”) that shall be effective as of the First Effective Time and substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s and the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the annual cost for such “tail” policy does not exceed 300% of the amount paid by the Purchaser or the Company for coverage under the Purchaser’s or the Company’s existing policy for the full fiscal year. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect for its full term, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c)          In the event the Purchaser or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Surviving Company (or their respective successors and assigns), as applicable, assume in writing the obligations set forth in this Section 6.18.

Section 6.19          Trust Account; Proceeds.

(a)          The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used to pay (in the following order): (i) the Purchaser’s accrued Expenses, including the premiums for the D&O Tail Insurance, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriters and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), (iv) any administrative Expenses incurred by or on behalf of the Purchaser, and (v) any other Liabilities of the Purchaser as of the Closing. Such Expenses and Liabilities, as well as any Expenses and Liabilities that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for payment of Expenses and Liabilities of the Target Companies and for working capital and general corporate purposes of the Surviving Company. In the event that, following the Redemption, there are not sufficient funds remaining in the Trust Account at Closing, the Surviving Company shall pay on the Closing Date all Expenses and Liabilities of the Purchaser as of the Closing; provided, that the Purchaser shall not be required to pay on the Closing Date Purchaser Expenses in excess of $6,000,000 in the aggregate (not including amounts payable for Target Companies Expenses in connection with the transactions contemplated under this Agreement, D&O insurance or deferred underwriting compensation, expenses incurred in connection with any Financing (including commissions payable in connection therewith), FINRA related expenses, SEC fees and financial printer related expenses) without the prior written consent of the Company.

(b)          The Parties agree to work together and use commercially reasonable efforts to deliver the Cash Target to the Surviving Company following the Closing for working capital and general corporate purposes from the Trust Account and/or a Financing, as agreed upon by the Parties. The Parties acknowledge that, pursuant to the Sponsor Support Agreement, if the Cash Target is not delivered as of the Closing, the Sponsor has agreed to forfeit the Sponsor Forfeited Equity, effective as of immediately prior to the Closing. The Purchaser shall take all actions necessary to give effect to such forfeiture as set forth in the Sponsor Support Agreement.

Section 6.20          Registration Rights Agreement. At the Closing, the Parties will enter into the Registration Rights Agreement.

Section 6.21          Stock Exchange Listing. The Purchaser will use its reasonable best efforts to cause the Merger Consideration issued in connection with the transactions described herein and the Domesticated Purchaser Public Warrants to be approved for listing on the NYSE or NYSE American at Closing.

Section 6.22          Long-Term Incentive Plan. The Purchaser shall, prior to the Closing, approve and adopt a new long-term incentive plan, to be effective as of the Closing, in substantially the form agreed by the parties prior to the effectiveness of the Registration Statement (the “LTIP”), which LTIP will provide for awards for a number of shares of Purchaser Class A Common Stock equal to twelve percent (12%) of the aggregate number of shares of Purchaser Class A Common Stock on a fully diluted basis as of the Closing, with an annual evergreen increase on each January 1 following the effectiveness of the LTIP equal to five percent (5%) of the total number of shares of all classes of common stock on a fully diluted basis on such date (or such lesser amount as determined by the administrator of the LTIP).

Section 6.23          Financing.

(a)           The Parties will use commercially reasonable efforts to deliver the Cash Target to the balance sheet of the Company as of the Closing, to be used for working capital purposes following the Closing via the retention of the proceeds from the Trust Account and/or proceeds from a Financing mechanism agreed upon by the Parties.

(b)           During the Interim Period, to the extent each of the Purchaser and the Company agree to pursue any Financing, on terms mutually agreeable between the Purchaser and the Company, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any such Financing, including: (i) by providing such information and assistance as the other Party may reasonably request; (ii) granting such access to another Party and its Representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts. Such cooperation shall include direct contact between senior management and other Representatives of the Company and Purchaser at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser or their respective Representatives.

Section 6.24          Transaction CMAs.

(a)          The Company shall cause each Transaction CMA to be filed with FINRA as promptly as reasonably practicable following the date hereof and sufficiently in advance of the Closing to satisfy FINRA Rule 1017 and the applicable Membership Agreements.

(b)          The Company shall control the preparation and prosecution of each Transaction CMA; provided that the Company shall (i) give the Purchaser a reasonable opportunity to review and comment on each Transaction CMA and each material submission to FINRA in connection therewith before filing, taking into account any FINRA-imposed deadline, and consider the Purchaser’s comments in good faith; (ii) not include any information regarding the Purchaser, the Sponsor or any of their respective Affiliates or proposed control persons without the Purchaser’s prior approval of such information, such approval not to be unreasonably withheld, conditioned or delayed; (iii) promptly provide the Purchaser copies of all material written correspondence with FINRA relating to any Transaction CMA and, where FINRA permits, allow the Purchaser to participate in material meetings and calls; and (iv) promptly file any amendment or supplement to a Transaction CMA required by FINRA or applicable Law. Clauses (ii) and (iii) of the proviso to Section 6.1(a) shall not limit the Company’s obligations under this Section 6.24.

(c)           The Company shall not, and shall cause the Broker-Dealer Subsidiaries not to, withdraw any Transaction CMA or accept, agree to or enter into any amendment to a Membership Agreement or other undertaking containing a Material Regulatory Condition without the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(d)           The Purchaser shall, and shall cause the Sponsor to, promptly provide all information regarding the Purchaser, the Sponsor and their respective proposed control persons reasonably requested for any Transaction CMA.

(e)           The Company shall cause the Broker-Dealer Subsidiaries to make all state broker-dealer notice filings (including change-of-control notices) and Form BD amendments required in connection with the transactions contemplated hereby.

(f)           The Company shall give the Purchaser prompt notice of, and consult in good faith with the Purchaser regarding, any significant change in the General Securities Principal, Chief Compliance Officer or Financial and Operations Principal of, or in the clearing entity or method of clearance of, any Broker-Dealer Subsidiary.

(g)          The Purchaser shall promptly notify the Company if any Person described in Section 4.23 becomes, or is reasonably expected to become, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act.(h)      If Closing occurs and FINRA thereafter imposes any restriction or condition on, or requests information regarding, any Transaction CMA, the Purchaser and the Sponsor shall cooperate with the Company and the Broker-Dealer Subsidiaries, promptly provide all information reasonably requested by FINRA or the Company, use commercially reasonable efforts to cause their respective control persons to cooperate and provide such information, and use commercially reasonable efforts to resolve such restriction, condition or request. The obligations in the immediately preceding sentence shall survive the Closing and continue until FINRA has approved each Transaction CMA.

(i)            During the Interim Period, the Company shall promptly notify the Purchaser of, and (to the extent permitted by applicable Law and the applicable Regulatory Authority) deliver copies of, (i) any written notice of a new examination or investigation of a Broker-Dealer Subsidiary by any Regulatory Authority, (ii) any examination report (including any final examination report) received by a Broker-Dealer Subsidiary after the date of this Agreement, (iii) any notice required to be filed with a Regulatory Authority under Rule 17a-11 or Rule 15c3-3 under the Exchange Act, (iv) any written communication from a Regulatory Authority alleging non-compliance with a Membership Agreement, and (v) any material developments concerning the Company’s existing continuing membership applications. No such notice shall cure any breach or be deemed to amend the Company Disclosure Schedules.

ARTICLE VII
NO SURVIVAL

Section 7.1            No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VIII
CLOSING CONDITIONS

Section 8.1            Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Continuation, the Company Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)           Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Proxy Statement and the Purchaser Memorandum and Articles shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Purchaser Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)           Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c)           Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been delivered to the Company in accordance with the Company’s Organizational Documents and applicable Law.

(d)          Requisite Consents. The Consents that are set forth in Schedule 8.1(d) shall have each been obtained or made.

(e)           No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)           Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g)          Exchange Listing. The Purchaser Class A Common Stock and the Domesticated Purchaser Public Warrants shall have been approved for listing on Nasdaq, the NYSE or NYSE American, subject to official notice of issuance.

(h)          FINRA Approval. With respect to each Transaction CMA, and each Broker-Dealer Subsidiary that is the subject thereof, either (i) FINRA shall have approved such Transaction CMA pursuant to FINRA Rule 1017 or (ii) thirty-one (31) days shall have elapsed following the filing of such Transaction CMA in substantially complete form without FINRA implementing an interim restriction with respect to such Broker-Dealer Subsidiary.

(i)           Additional Regulatory Approvals. The Company shall have received the approvals, waivers, or non-objections from the SEC, CFTC, and/or any other Governmental Authority set forth on Schedule 5.5; provided that the matters addressed in Section 8.1(h) shall be governed exclusively by Section 8.1(h).

(j)            Broker-Dealer Filings. The Company shall have completed all required state broker-dealer notice filings (including all change-of-control notices) required in connection with the transactions contemplated hereby.

Section 8.2            Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the First Company Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of the Purchaser, Merger Sub I and Merger Sub II set forth in the first sentence of Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5(b) (Capitalization) and Section 4.16 (Finders and Brokers) (collectively, the “Purchaser Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties set forth in Section 4.5(a) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement; and (iii) all other representations and warranties of the Purchaser Companies (other than the Purchaser Fundamental Representations) contained in Article IV shall be true and correct (disregarding any “materiality,” “Material Adverse Effect” or similar qualification set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on, or with respect to, the Purchaser Companies.

(b)            Agreements and Covenants. The Purchaser and its Subsidiaries shall have performed and complied in all material respects with the covenants and agreements required to be performed and complied with by the Purchaser and its Subsidiaries under this Agreement on or prior to the Closing Date.

(c)            No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)            Closing Deliveries.

(i)            Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(ii)            Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser Certificate of Formation and the Purchaser Bylaws as in effect as of the Closing Date (after giving effect to the Continuation), (B) the resolutions of the Purchaser’s and each of its Subsidiaries’ respective board of directors or other governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Purchaser or any of its Subsidiaries is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)           Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser, Merger Sub I and Merger Sub II, in each case certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, Merger Sub I’s or Merger Sub II’s, as applicable, jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)          Registration Rights Agreement. The Purchaser shall have delivered a duly executed copy of the Registration Rights Agreement.

(v)            Resignations. Subject to the requirements of Section 6.17, the Purchaser shall have delivered written resignations, effective as of the Closing, of each of the directors and officers of the Purchaser as requested by the Company prior to the Closing.

(vi)            Offer Letters. The Purchaser shall have delivered to the Company copies of offer letters duly executed by the Purchaser, issued by the Purchaser to each of the individuals set forth on Schedule 6.17(c).

Section 8.3             Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser, Merger Sub I and Merger Sub II to consummate the Continuation, the Company Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in the first sentence of Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.3(b) (Capitalization), Section 5.4 (Subsidiaries) and Section 5.27 (Finders and Brokers) (collectively, the “Company Fundamental Representations”), shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties set forth in Section 5.3(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; and (iii) all other representations and warranties of the Target Companies set forth in Article V (other than the Company Fundamental Representations) shall be true and correct (disregarding any “materiality,” “Material Adverse Effect” or similar qualification set forth therein) in all respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on, or with respect to, the Target Companies.

(b)            Agreements and Covenants. The Target Companies shall have performed and complied in all material respects with the covenants and agreements required to be performed and complied with by the Target Companies under this Agreement on or prior to the Closing Date.

(c)            No Material Adverse Effect. Subject to the notice and cure provisions of Section 9.1(f), no Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)            Indebtedness. The Company shall have complied with Section 6.2(b)(v) in all material respects.

(e)            Closing Deliveries.

(i)            Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as of the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c). The certificate shall also set forth the date on which each Transaction CMA was filed with FINRA and whether the condition in Section 8.1(h) was satisfied with respect to such Transaction CMA by FINRA approval or by lapse of the thirty-one (31) day period.

(ii)            Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the First Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Company Mergers and the other transactions contemplated hereby and thereby, and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound; provided, that any immaterial deficiency in any such certificate or the documents attached thereto, shall not cause the condition set forth in this clause (ii) to fail to be satisfied.

(iii)            Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions; provided, that any immaterial deficiency in, any such certificate or document, shall not cause the condition set forth in this clause (iii) to fail to be satisfied.

(iv)            FIRPTA Certificate. The Purchaser shall have received from the Company a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in customary form.

Section 8.4             Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION AND EXPENSES

Section 9.1             Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            by mutual written consent of the Purchaser and the Company;

(b)            by written notice from the Purchaser or the Company to the other if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by March 15, 2027 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)            by written notice from either the Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)            by written notice from the Company to Purchaser, if (i) there has been a material breach by the Purchaser or any of its Subsidiaries of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or any of its Subsidiaries shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of, subject to Section 9.1(f), (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)            by written notice from the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)            by written notice from the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement, provided that the Purchaser has given the Company written notice of such Material Adverse Effect and such Material Adverse Effect has not been cured by the Outside Date;

(g)            by written notice from either the Purchaser or the Company to the other, if the Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; or

(h)            by written notice from the Purchaser to the Company, if the Company has not delivered, or caused to be delivered, to the Purchaser, the written consents of the Company Stockholders sufficient to constitute the Required Company Stockholder Approval in accordance with Section 6.13 on or prior to the Written Consent Deadline.

Section 9.2              Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 9.3, 10.1, Article XI, Article XII and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any covenant or obligation under this Agreement or any Fraud Claim (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

Section 9.3            Fees and Expenses. Subject to Section 10.1 and except as set forth in this Section 9.3 or elsewhere in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Company Mergers or any other transaction contemplated by this Agreement is consummated; provided, that, if the Closing shall occur, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid first from the funds released from the Trust Account, it being understood that any payments to be made (or to cause to be made) by the Purchaser under this Section 9.3 shall be paid as soon as reasonably practicable upon consummation of the Company Mergers and release of proceeds from the Trust Account. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include, but not be limited to, any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of the Business Combination. For the avoidance of doubt, if any shares of Purchaser Common Stock are issued in payment of Expenses incurred by the Purchaser (including, without limitation, fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants retained by the Purchaser or any of its Affiliates), such issuance shall in no event reduce the number of shares of Purchaser Class A Common Stock that the Company Security Holders are entitled to receive as Merger Consideration under this Agreement.

ARTICLE X
WAIVERS AND RELEASES

Section 10.1            Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including over-allotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus and the Purchaser Memorandum and Articles, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Class A Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser Memorandum and Articles to extend the Purchaser’s deadline to consummate a Business Combination, (b) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, (c) to the Purchaser after or concurrently with the consummation of a Business Combination, and (d) to the Public Shareholders in the event that the Purchaser does not consummate a Business Combination and ceases all operations except for the purpose of winding up and redeeming the Public Shareholders’ Purchaser Class A Ordinary Shares. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE XI
MISCELLANEOUS

Section 11.1            Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.2            Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, Merger Sub I or Merger Sub II at or prior to the Closing, to: FG Imperii Acquisition Corp. 104 S. Walnut Street Unit 1A Itasca, IL 60143 Attn: Hassan R. Baqar E-mail: [***]	with a copy (which will not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Mitchell Nussbaum E-mail: [***]

If to the Company or the Initial Surviving Corporation at or prior to the Closing, or if to the Purchaser or the Surviving Company following the Closing, to:

tZERO Group, Inc.
525 Washington Blvd. Suite 300

Jersey City, NJ 07310
Attn: Alan Konevsky
E-mail: [***]

with a copy (which will not constitute notice) to: Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Attn: Ivan Presant; Daniel Forman E-mail: [***]; [***]

Section 11.3            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 11.4            Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 11.5            Governing Law; Jurisdiction. Except for matters related to the Continuation, any Extension and any claims related to internal affairs of Purchaser prior to the Continuation under which the Laws of the Cayman Islands will also apply, this Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.2. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 11.6            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

Section 11.7            Specific Performance. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (subject to all other limitations set forth in this Agreement, and in addition to any other remedy that may be available to it hereunder, including monetary damages) to (i) an injunction, temporary restraining order, or other order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 11.7 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

Section 11.8            Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 11.9             Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

Section 11.10            Waiver. The Purchaser on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliate party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 11.11            Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 11.12            Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Companies Act, BOC, or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

Section 11.13          Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.14          Legal Representation.

(a)            The Parties agree that, notwithstanding the fact that Loeb & Loeb LLP (“Loeb”) may have, prior to the Closing, jointly represented the Purchaser, Merger Sub I, Merger Sub II and/or the Sponsor, and each of their respective officers, employees and directors (each such Person, a “Designated Person”) in one or more matters relating to this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including any matter that may be related to a proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and may continue those representations in the future in such matters, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the transactions contemplated hereby (including any matter that may be related to a proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which the Purchaser or any of its Subsidiaries or equity holders of the Purchaser or any of the Purchaser’s Affiliates, on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Loeb will represent them in connection with such matters. Accordingly, following the Closing, the Parties agree that Loeb may represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, the Purchaser, Merger Sub I and Merger Sub II, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Loeb’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Purchaser and the Company, or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Loeb of Sponsor, the Purchaser or any of their respective Affiliates.

(b)            The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Loeb with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications in any form or format whatsoever between or among any of Loeb, Sponsor or the Purchaser, or any of their respective Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, or, beginning on the date of this Agreement, any dispute arising under this Agreement (the “SPAC Deal Communications”), shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Purchaser, the Initial Surviving Corporation or the Surviving Company; provided, that nothing contained herein shall be deemed to be a waiver by the Designated Persons (including, (i) after the First Effective Time, the Initial Surviving Corporation and its Affiliates and (ii) after the Second Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to a third-party. The Purchaser agrees on behalf of itself, the Purchaser and the Target Companies that after the Closing, (a) to the extent that the Purchaser or the Target Companies receives or takes physical possession of any SPAC Deal Communications, (i) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.14 and (ii) neither the Purchaser nor the Target Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (b) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Purchaser or any Target Company waive the attorney-client or other privilege, or by otherwise asserting that the Purchaser or the Target Companies after the Closing have the right to waive the attorney-client or other privilege and (c) not to seek to obtain the SPAC Deal Communications from Loeb so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third-party.

ARTICLE XII
DEFINITIONS

Section 12.1            Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted EBITDA” means, for any period, the consolidated net income of the Purchaser and its Subsidiaries for such period, determined in accordance with GAAP (or, for any period ending prior to the Closing, the consolidated net income of the Target Companies for such period, determined in accordance with GAAP), plus, without duplication and to the extent deducted in determining such consolidated net income (or such consolidated net income, as applicable), the sum of all non-cash charges and expenses in connection with stock-based and equity-based compensation; the issuance, vesting, acceleration or modification of Company RSUs, options, warrants, earn-out shares and/or convertible notes; mark-to-market and fair-value adjustments (including on convertible notes, derivative liabilities and warrants); and all transaction expenses relating to this Agreement and the transactions contemplated hereby, including legal and litigation expenses.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including, as applicable, the Company Stockholder Support Agreement, Sponsor Support Agreement, Lock-Up Agreement, Escrow Agreement, the Confidentiality Agreement and the Registration Rights Agreement.

“Anti-Corruption Laws” means, collectively, the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to for the benefit of any current employee, director or consultant (or any beneficiary thereof), or with respect to which such Person has any Liability, whether direct or indirect, and whether actual or contingent, in each case, other than any such plan, program, policy, or arrangement sponsored or maintained by a Governmental Authority.

“Broker-Dealer Subsidiaries” means tZERO Securities, LLC (CRD No. 123421) and tZERO Digital Asset Securities, LLC (CRD No. 316189), and “Broker-Dealer Subsidiary” means either of them.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Business Source Code” means source code (i) owned or purported to be owned by the Company or any of its Subsidiaries and (ii) embedded or incorporated in any Company Product (e.g., when compiled into executable object code or firmware) or otherwise material to the Company or any of its Subsidiaries in connection with its business, taken as a whole.

“Cash Target” means Twenty-Five Million Dollars ($25,000,000).

“CFTC” means the Commodity Futures Trading Commission.

“Closing Payment Shares” means a number of shares of Purchaser Class A Common Stock equal to (i) $325,000,000 minus the value of the Company Exit Plan Shares, divided by (ii) $10.00.

“Closing Share Consideration” means, collectively, the Closing Payment Shares and the Company Exit Plan Shares.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section and any valid Treasury Regulation promulgated thereunder.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company before the First Effective Time.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Notes” means those secured convertible promissory notes issued by the Company prior to the date hereof pursuant to the Note Purchase Agreement, including, for the avoidance of doubt, the Sponsor Convertible Note.

“Company Convertible Securities” means, collectively, the options, warrants, restricted stock units, or rights to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire equity interests of the Company, and for the avoidance of doubt, including the Company RSUs and Company Convertible Notes (to the extent converted to Company Common Stock per their applicable terms).

“Company Equity Incentive Plan” means the Company’s 2017 Equity Incentive Plan.

“Company Exit Incentive Plan” means the Company’s Exit Incentive Plan.

“Company Exit Plan Awards” means awards of points under the Company Exit Incentive Plan, pursuant to the terms thereof.

“Company Exit Plan Shares” means the shares of Purchaser Class A Common Stock allocated in respect of the Company Exit Plan Awards, as set forth in the Closing Consideration Spreadsheet.

“Company IP” means all Intellectual Property owned by the Target Companies.

“Company IT Systems” means the systems that are owned, controlled by, or in the possession of the Company, including as part of any Company Product.

“Company Preferred Stock” means the Series B Preferred Stock, par value $0.01 per share, of the Company.

“Company Products” means each of the products and services that are currently developed, marketed, distributed, licensed, sold, offered for sale, or provided by or on behalf of the Company.

“Company Recommendation” means the recommendation by the board of directors of the Company to the Company Stockholders that the Company Stockholders entitled to vote approve this Agreement and the related transactions.

“Company RSUs” means the restricted stock unit awards of the Company to acquire, upon vesting, Company Common Stock and issued pursuant to the Company Equity Incentive Plan.

“Company Securities” means, collectively, the Company Stock and the Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities immediately prior to the First Effective Time.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock immediately prior to the First Effective Time.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement dated July 10, 2026, among the Company and Purchaser.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Cryptocurrency” means a digital or crypto currency, asset, token or coin in which transactions are verified and records are maintained by a decentralized system using cryptography, rather than by a centralized authority.

“DCM Application” means the form designated contract markets application submitted to the CFTC under appendix A to part 38 of 17 code of federal regulations 38.3.

“DCO Application” means the form derivatives clearing organization application submitted to the CFTC under section 17 code of federal regulations 39.3.

“Domesticated Purchaser Private Warrants” means the warrants issued by the Purchaser concurrently with the consummation of the Continuation, each whole warrant entitling the holder thereof to purchase one share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Domesticated Purchaser Public Warrants” means the warrants issued by the Purchaser concurrently with the consummation of the Continuation, each whole warrant entitling the holder thereof to purchase one share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Earn-out Period” means (i) with respect to the First Earn-out Target Shares, the time period beginning on the Closing Date and ending on the earlier of (a) the fourth (4th) anniversary of the Closing Date (inclusive of the first and last day of such period) and (b) the consummation of a Change of Control Transaction, and (ii) with respect to the Second Earn-out Target Shares, the time period beginning on the Closing Date and ending on the earlier of (a) the twelve (12) month anniversary of the Closing Date (inclusive of the first and last day of such period) and (b) the consummation of a Change of Control Transaction.

“Enforceability Exceptions” means, collectively, applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

“Environmental Law” means any Law concerning (a) the protection of human health and safety as it relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the Closing Payment Shares by (b) the number of Fully-Diluted Shares.

“Financing” means one or more financings of the Company effected simultaneously with or following the date of this Agreement and prior to the Closing, in the form of equity, debt, convertible debt, or other securities convertible into or exchangeable for securities of the Company, on such terms, conditions and structure as are determined by the Company and approved by the Purchaser in writing, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if such Financing (a) is a related-party transaction or (b) is not negotiated on an arm’s-length basis on market terms, the Purchaser may grant or withhold such approval in its sole discretion.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fraud Claim” means any claim of fraud (which means, with respect to any Person, the making or omission of a statement of fact in the express representations and warranties set forth in this Agreement or any other Ancillary Document or any certificate expressly delivered pursuant hereto or thereto, with the intent to deceive and with actual knowledge or belief (following due inquiry) that such statement is false or misleading and which satisfies the elements of fraud under New York common law) against the Person who committed such fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud; provided that in no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence.

“Fully-Diluted Shares” means an amount equal to, without duplication, (a) the aggregate number of shares of Company Stock and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the First Effective Time calculated on a fully-diluted, as-converted to shares of Company Common Stock basis in accordance with the Company’s certificate of incorporation (excluding any shares of Company Common Stock issued or issuable pursuant to any Financing), plus (b) the aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of the Company Convertible Securities.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel (public or private), commission, or other similar dispute-resolving panel or body, including any Regulatory Authority.

“Hazardous Material” means any waste, gas, liquid, solid, mixture, compound, derivative, mixture, mineral or other substance or material, in each case, whether naturally occurring or manmade, that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic chemical,” “radioactive” (or by any similar term or regulatory effect) under any Environmental Law, or any other material regulated, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is in any way governed by or subject to or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, antimony, and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants, flammable or explosive substances, or pesticides.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than accounts payable to creditors for goods or services incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases required to be accounted for as capital leases in accordance with GAAP (other than real estate leases and any other leases that are only required to be capitalized upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all Indebtedness secured by a Lien on any property owned or acquired by such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement, and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement, dated January 15, 2026, by and among the Sponsor, the Purchaser and the undersigned thereto, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Purchaser with the SEC on January 15, 2026.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, proprietary rights in Software, and any other intellectual property.

“Internet Assets” means any and all domain name registrations, social media accounts and web addresses.

“Introducing Broker” means a financial professional or firm that connects the Company to a larger clearing or executing broker.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of January 15, 2026, and filed with the SEC on January 20, 2026 (File No. 333-290873).

“IPO Underwriters” means ThinkEquity LLC and EarlyBirdCapital, Inc.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 12.1(a) after reasonable inquiry and (ii) the Purchaser or any other Party, the actual knowledge of its executive officers after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, development, circumstance, change or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the ability of such Person on a timely basis to consummate the transactions contemplated by this Agreement or to perform its applicable obligations hereunder, in each case by the Outside Date, as such date may be extended hereunder; provided, however that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or any downturn in general economic or regulatory, legislative or political conditions (including the imposition of new or increased trade restrictions, tariffs or trade policies) in the credit, debt, securities, financial or capital markets in any jurisdiction; (ii) changes, conditions or effects that generally affect the industries or geographic areas in which such Person or any of its Subsidiaries operate (including changes generally in prevailing interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or elsewhere in the world; (iii) changes after the date hereof in GAAP or other applicable Law (or the authoritative interpretation thereof); (iv) geopolitical conditions, acts of God, terrorism, war (whether or not declared), outbreak of hostilities, sabotage, cyberterrorism, terrorism, military actions, epidemic, pandemic, disease outbreak, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or manmade disasters, weather conditions, epidemics, pandemics or other force majeure events (including any escalation or general worsening thereof); (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics, on or after the date of this Agreement (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) the negotiation, execution, public announcement, pendency, performance or consummation of the Company Mergers or the Continuation or any of the transactions contemplated hereby and in the Ancillary Documents, including, with respect to the Company, the impact of the foregoing on the relationships, contractual or otherwise, with employees, labor unions, works councils, financing sources, customers, franchises, suppliers, partners, Governmental Authorities, or other business relationships, (vii) any actions required to be taken pursuant to the express terms of this Agreement, or the failure of the Company or the Purchaser, as applicable, to take any action that the Company or the Purchaser, as applicable, is prohibited by the express terms of this Agreement from taking, (viii) with respect to the Company, any action taken or omitted to be taken by the Company or any of its Subsidiaries at the prior written request or with the prior written consent of Purchaser following the date of this Agreement or that is expressly required by this Agreement, and (ix) with respect to the Purchaser, the consummation and effects of the Redemption, except, in the case of clauses (i), (ii), (iii) or (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company). Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Material Regulatory Condition” means any condition, restriction, limitation or undertaking imposed or required by FINRA in connection with any Transaction CMA that would (a) materially restrict the business activities of a Broker-Dealer Subsidiary as conducted on the date of this Agreement, (b) materially increase the regulatory capital required of a Broker-Dealer Subsidiary, or (c) otherwise be materially adverse to a Broker-Dealer Subsidiary following the Closing.

“Membership Agreements” means (a) the Membership Agreement between FINRA and tZERO Securities, LLC executed June 17, 2026 (FINRA Matter No. 20250884840) and (b) the Membership Agreement between FINRA and tZERO Digital Asset Securities, LLC executed October 22, 2026 (FINRA Matter No. 20260902119), in each case as amended or modified after the date of this Agreement in accordance with applicable FINRA Rules and this Agreement.

“Merger Sub I Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub I.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Note Purchase Agreement” means that certain Secured Convertible Promissory Note Purchase Agreement, dated August 27, 2026, by and among the Company and the investors thereto, as supplemented by joinder from time to time.

“NYSE” means the New York Stock Exchange.

“NYSE American” means the NYSE American stock exchange.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software on commercially available terms.

“Open Source Code” means any Software that is distributed under the terms of a license meeting the definition of “Open Source” promulgated by the Open Source Initiative, or meeting the definition of “Free Software” promulgated by the Free Software Foundation, or any substantially similar license for “free,” “publicly available,” or “open source” Software, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD License, Artistic License, MIT License and the Creative Commons license.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Earn-out Consideration” means, as, when and to the extent issuable under this Agreement, the Per Share First Earn-out Consideration and the Per Share Second Earn-out Consideration.

“Per Share First Earn-out Consideration” means, with respect to each share of Company Securities and Company Exit Plan Awards, the number of First Earn-out Target Shares allocable to such share in accordance with Section 2.14(d), as set forth in the Closing Consideration Spreadsheet.

“Per Share Second Earn-out Consideration” means, with respect to each share of Company Securities and Company Exit Plan Awards, the number of Second Earn-out Target Shares allocable to such share in accordance with Section 2.14(d), as set forth in the Closing Consideration Spreadsheet.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves in accordance with GAAP have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) licenses, covenants not to sue or similar rights granted with respect to Intellectual Property in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, (g) non-exclusive licenses of Intellectual Property granted to customers, distributors, or vendors in the ordinary course of business or (h) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of the real property subject to the Company Real Property Leases.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, firm, trust or other entity or organization of any kind, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser $15 Private Warrants” means the warrants issued by the Purchaser in a private placement to the Sponsor concurrently with the consummation of the IPO, each whole warrant entitling the holder thereof to purchase one Purchaser Class A Ordinary Share at a purchase price of $15.00 per share.

“Purchaser Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of the Purchaser following the Continuation Effective Time.

“Purchaser Class A Ordinary Shares” means, prior to the Continuation Effective Time, the Class A ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of the Purchaser following the Continuation Effective Time.

“Purchaser Class B Ordinary Shares” means, prior to the Continuation Effective Time, the Class B ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means, collectively, the Purchaser Class A Common Stock and Purchaser Class B Common Stock.

“Purchaser Company” means each of the Purchaser, Merger Sub I and Merger Sub II.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of the Purchaser (as amended or amended and restated).

“Purchaser Ordinary Shares” means, collectively, the Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Preference Shares” means, prior to the Continuation Effective Time, the preference shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Units” means the units issued by the Purchaser in a private placement to its initial shareholders concurrently with the consummation of the IPO consisting of one Purchaser Class A Ordinary Share and one-half of one Purchaser Private Warrant.

“Purchaser Private Warrants” means the warrants included as part of each Purchaser Private Unit, each whole warrant entitling the holder thereof to purchase one Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including over-allotment units acquired by the Purchaser’s underwriters) consisting of one (1) Purchaser Class A Ordinary Share and one half of one Purchaser Public Warrant.

“Purchaser Public Warrants” means the warrants that were included as part of the Purchaser Public Units in the IPO, each whole warrant entitling the holder thereof to purchase one Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Recommendation” means the recommendation by the board of directors of the Purchaser to the Purchaser shareholders that the Purchaser shareholders entitled to vote at the Purchaser Extraordinary General Meeting vote in favor of the Purchaser Shareholder Approval Matters.

“Purchaser Securities” means the Purchaser Units, Purchaser Ordinary Shares and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Public Units and Purchaser Private Units, collectively.

“Purchaser Warrants” means Purchaser Public Warrants, Purchaser Private Warrants and Purchaser $15 Private Warrants, collectively.

“Regulatory Authority” means the SEC, FINRA, the CFTC, any other self-regulatory organization and any state securities or financial regulatory authority.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Country” means any country or territory that is the target of comprehensive sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics of the Ukraine, Russia, Belarus and Venezuela, except, in the case of Syria, only such dealings for the three years preceding July 1, 2025) as administered by the U.S. government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department and the U.S. Department of State.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, whether in source code or object code form, and documentation related thereto and all associated software modules and databases.

“Significant Company Holder” means those individuals set forth on Schedule 12.1(b).

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means FG Imperii Investors LLC, a Nevada limited liability company.

“Sponsor Forfeited Equity” means those shares of Purchaser Class B Ordinary Shares owned or beneficially owned by the Sponsor that are subject to forfeiture by the Sponsor pursuant to the Sponsor Support Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means each of the Company and its direct and indirect Subsidiaries.

“Target Company” means any entity within the Target Companies.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person, and (d) any interest, fines, penalties, or additions to tax relating thereto, whether disputed or not.

“Trade Secrets” means any trade secrets and other proprietary confidential information that derives economic value from not being generally known, and not being readily ascertainable by proper means, by other Persons, including, as applicable, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods and know-how (whether or not patentable or subject to copyright or trademark protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction CMA” means any application under FINRA Rule 1017 required in connection with the direct or indirect change in ownership or control of either or both Broker-Dealer Subsidiaries resulting from the transactions contemplated by this Agreement, and “Transaction CMAs” means all such applications if more than one is required.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code, including all temporary and final, as amended.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 15, 2026, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Odyssey Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

Section 12.2            Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Acquisition Proposal	6.6(a)
Affordable Care Act	5.19(j)
Agreement	Preamble
Alternative Transaction	6.6(a)
Applicable Merger Consideration	2.8(a)
Assumed Note	2.10
BOC	Recitals
Business Combination	10.1
Capitalization Date	5.3(a)
Cayman Registrar	1.1(a)
Certificate of Continuation	1.1(a)
Change of Control Transaction	2.15(g)
Class I Directors	6.17(b)
Class II Directors	6.17(b)
Class III Directors	6.17(b)
Closing	3.1
Closing Consideration Spreadsheet	2.14(a)
Closing Date	3.1
Closing Filing	6.14(b)
Closing Press Release	6.14(b)
Companies Act	Recitals
Company	Preamble
Company Audited Financials	5.7(a)
Company Benefit Plan	5.19(a)
Company Disclosure Schedules	Article V
Company Earn-out Recipients	2.15(a)
Company Earn-out Shares	2.15(a)
Company Exit Plan Award Termination	2.9(b)
Company Financials	6.4
Company Fundamental Representations	8.3(a)
Company Material Contract	5.12(a)
Company Mergers	Recitals
Company Mergers Intended Tax Treatment	Recitals
Company Permits	5.10
Company Personal Property Leases	5.16
Company Real Property Leases	5.15(b)
Company Registered IP	5.13(a)
Company RSU Termination	2.9(a)
Company Stockholder Support Agreement	Recitals
Continuation	Recitals
Continuation Effective Time	1.1(a)
Continuation Intended Tax Treatment	Recitals
D&O Indemnified Persons	6.18(a)
D&O Tail Insurance	6.18(b)
Designated Person	11.14(a)
DGCL	Recitals
Dissenting Shares	2.12
Dissenting Stockholder	2.12
Domesticated Purchaser $15 Private Warrant	1.1(a)
Domesticated Purchaser Private Unit	1.1(a)
Domesticated Purchaser Public Unit	1.1(a)

Environmental Permits	5.20(a)
Escrow Account	2.15(a)
Escrow Agent	2.15(a)
Escrow Agreement	2.15(a)
Examination Materials	5.31(e)
Exchange Agent	2.16(a)
Existing Representation	11.14(a)
Expenses	9.3
Extension	6.3(a)
Federal Securities Laws	6.7
First Certificate of Merger	2.3(a)
First Company Merger	Recitals
First Earn-out Target	2.15(b)(i)
First Earn-out Target Shares	2.15(b)(i)
First Effective Time	2.3(a)
Initial Surviving Corporation	2.2(a)
Institutions	5.13(e)
Interim Balance Sheet Date	5.7(a)
Interim Period	6.1(a)
Letter of Transmittal	2.16(a)
Lock-Up Agreement	Recitals
Loeb	11.14(a)
LTIP	6.22
Merger Consideration	2.1
Merger Sub I	Preamble
Merger Sub II	Preamble
Outside Date	9.1(b)
Party	Preamble
Per Share Merger Consideration	2.8(a)
Personal Information	5.13(h)
Post-Closing Matter	11.14(a)
Post-Closing Purchaser Board	6.17(b)
Proxy Statement	6.12(a)
Public Certifications	4.6(a)
Public Shareholders	10.1
Purchaser	Preamble
Purchaser Affiliate Agreement	4.13
Purchaser Bylaws	1.1(a)
Purchaser Certificate of Formation	1.1(a)
Purchaser Disclosure Schedules	Article IV
Purchaser Extraordinary General Meeting	6.12(a)
Purchaser Financials	4.6(e)
Purchaser Fundamental Representations	8.2(a)
Purchaser Material Contract	4.11(a)
Purchaser Shareholder Approval Matters	6.12(a)
Redemption	6.12(a)
Registration Rights Agreement	Recitals
Registration Statement	6.12(a)
Related Person	5.21
Released Claims	10.1
Required Company Stockholder Approval	6.13
Required Consents	5.17
Required Purchaser Shareholder Approval	8.1(a)
SEC Reports	4.6(a)
Second Certificate of Merger	2.3(b)
Second Company Merger	Recitals
Second Earn-out Target	2.15(b)(ii)
Second Earn-out Target Shares	2.15(b)(ii)
Second Effective Time	2.3(b)
Signing Filing	6.14(b)
Signing Press Release	6.14(b)
SPAC Deal Communications	11.14(b)
Specified Courts	11.5
Sponsor Convertible Note	Recitals
Sponsor Support Agreement	Recitals
Surviving Company	2.2(b)
Top Customers	5.24
Top Suppliers	5.24
Transmittal Documents	2.16(b)
Written Consent	6.13
Written Consent Deadline	6.13

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

FG Imperii Acquisition Corp.

By:	/s/ Larry Swets, Jr.
	Name:	Larry Swets, Jr.
	Title:	Chief Executive Officer

Merger Sub I:

FGII Merger Sub I Inc.

By:	/s/ Hassan Raza Baqar
	Name:	Hassan Raza Baqar
	Title:	President

Merger Sub II:

FGII Merger Sub II LLC

By:	/s/ Hassan Raza Baqar
	Name:	Hassan Raza Baqar
	Title:	Manager

[Signature Page to Merger Agreement]

The Company:

tZERO Group, Inc.

By:	/s/ Alan Konevsky
	Name:	Alan Konevsky
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Company Stockholder Support Agreement

Exhibit B

Form of Sponsor Support Agreement

Exhibit C

Form of Lock-Up Agreement

Exhibit D

Form of Registration Rights Agreement

Exhibit E

Form of Purchaser Certificate of Formation

Exhibit F

Form of Purchaser Bylaws